As filed with the Securities and Exchange Commission on November 20, 2007

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IDEAEDGE, INC.

(Name of small business issuer in its charter)

Colorado	5999	33-0756798
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6440 Lusk Blvd., Suite 200

San Diego California 92121

(858) 677-0080

(Address and telephone number of principal executive offices and principal place of business)

Steven J. Davis, Esq.

1042 N. El. Camino Real, B261

Encinitas, California 92024

(858) 367-8138

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, par value $0.001	2,168,461	$3.38	$7,329,398	$225

(1)	All shares registered pursuant to this registration statement are to be offered by the selling stockholders. Pursuant to Rule 416, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) using the average of the bid and asked price as reported on the OTC Bulletin Board on November 14, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 20, 2007

PRELIMINARY PROSPECTUS

IDEAEDGE, INC.

2,168,461 SHARES OF COMMON STOCK

This prospectus is part of a registration statement of IdeaEdge, Inc. filed with the Securities and Exchange Commission. This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 2,168,461 shares of our common stock. The shares offered in this prospectus include:

•	275,000 shares of common stock, which are outstanding and were issued in consideration of services;

•

1,893,461 shares of common stock, which are outstanding and were issued by the Company to our former Chief Executive Officer in consideration of his assumption of certain debt and obligations of the Company and our former subsidiary, VOS Systems, Inc., which were subsequently assigned by him to three shareholders.

The shares being registered were sold to individuals and institutions in private placement transactions that were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. We will not receive any proceeds from the resale of shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. Our common stock is listed on the OTC Bulletin Board under the symbol “IDED”. The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on November 14, 2007 was $3.38.

Investing in our common stock involves a high degree of risk.

See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

(i)

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements that appear elsewhere in this prospectus. As used in this prospectus, the terms “we”, “us”, “our”, and the “Company” means IdeaEdge, Inc., a Delaware corporation.

The Company’s business strategy is to develop, market and sell innovative prepaid gift card programs based on major consumer entertainment brands operating under its subsidiary, IdeaEdge, Inc., a California corporation (“IdeaEdge-CA”). The Company intends to capitalize on the $90B prepaid gift card market by offering gift cards programs based on popular entertainment brands that the Company believes will invoke a strong consumer impulse to buy. The Company’s business model is intended to leverage the gift card channel to promote on-line merchandise sales. The Company plans to launch gift card programs consisting of the following components:

•	Strongly branded prepaid gift cards for exclusively licensed consumer merchandise utilizing media- and entertainment-based consumer brands.

•	Gift card distribution through high traffic consumer retail stores and online channels.

•	Gift card redemption and fulfillment through custom, brand-specific websites owned and operated by the Company.

•	Collectible gift cards featuring personalities identified with specific brands.

•	Viral marketing programs that leverage brand partners and associated personalities.

Importantly, through its first product the Company plans to market the merchandise of American IdolTM. The Company’s strategy is to first establish its market position through its exclusive marketing arrangement with American Idol,TM and then to broaden its base of clients to include exclusive relationships with other strongly branded merchandisers. Management anticipates that the Company will become a preferred source of branded gift cards for merchandisers whose market presence supports high levels of consumer demand for their gift cards and merchandise. The Company plans to build its business through exclusive licenses with premier brands that enjoy verifiable pricing power. The approach the Company is taking in dealing with American IdolTM described below is indicative of the business model it expects to pursue in dealing with other merchandisers.

IdeaEdge-CA has secured an exclusive license to conduct the American IdolTM gift card business in the U.S. and Canada. American IdolTM is one of the leading entertainment brands in the United States, with over forty million fans in the U.S. American IdolTM is also a leading brand for consumer merchandise. Where consumer purchases are now executed through customer visits to the American IdolTM website, the Company expects to open up an entirely new sales channel for American IdolTM, namely one that enables its merchandise to be purchased through the use of prepaid gift cards. The Company plans to offer a wide range of consumer merchandise under the American IdolTM brand—music, videos, electronics, apparel, games, accessories, and toys.

IdeaEdge-CA has obtained commitments for distribution with chains comprising over 7,000 retail grocery and drug stores for the 2007 holiday season, including Drug Fair, Kinney, Long’s, Raley’s, Rite-Aid, Schnucks, USA, and Winn-Dixie. The Company expects to have agreements with over 10,000 retail stores by first calendar quarter of 2008, and over 20,000 retail stores by the fourth calendar quarter of 2008, which coincides with the American IdolTM season finale. Based on on-going discussions with additional chains (specifically, Albertson’s, CVS, HEB, Kroger, Safeway, Supervalu, and Walgreens), the Company estimates that it has the potential for expanding its retail outlets to over 40,000 retailers in the United States. In addition to securing distribution with some of these leading gift card retailers, the Company’s exclusive license also includes the right to market and do business on the Company’s website established specifically for this gift card, at www.americanidolgifts.com (the “Website”). In October 2007, IdeaEdge-CA launched the Website in conjunction with the launch of the American IdolTM gift card, and expects to be in all 7,000 retail outlets by December 2007.

Our principal executive offices are located at 6440 Lusk Blvd., Suite 200, San Diego California 92121. Our telephone number is (858) 677-0080. We maintain a website at www.ideaedge.com. Information found on our website is not part of this prospectus.

Recent Transactions

On October 16, 2007, the Company completed the transactions under the Share Exchange Agreement dated September 6, 2007 (the “Share Exchange Agreement”) with IdeaEdge-CA and certain shareholders of the Company and IdeaEdge-CA. Pursuant to the terms of the Share Exchange Agreement, the Company has agreed to issue (i) up to 7,270,000 shares of Company common stock to the IdeaEdge-CA shareholders, in exchange for up to 7,270,000 shares of stock of IdeaEdge-CA issued and outstanding as of the closing date, and (ii) up to 740,000 shares of Company common stock to the IdeaEdge-A note holders, in exchange for up to $740,000 in promissory notes issued by IdeaEdge-CA as of the closing date. Upon the closing of the Share Exchange Agreement, the former management of the Company resigned, and the Company’s shareholders have elected two new directors, James Collas and Chris Nicolaidis. Mr. Collas is also the Company’s Chief Executive Officer, and Mr. Nicolaidis is also the Company’s Vice President of Business Development and Corporate Secretary. Effective as of November 13, 2007, the Company appointed Jonathan Shultz as its Chief Financial Officer and Treasurer. The Company anticipates that IdeaEdge-CA will remain as a subsidiary of the Company.

In connection to the Share Exchange Agreement, the Company entered into a Purchase Agreement dated August 6, 2007 (the “VOS Systems Sale Agreement”) with Allan Ligi providing for the sale to Mr. Ligi of VOS Systems, Inc., the Company’s wholly-owned subsidiary (the “VOS Subsidiary”), and the assumption by Mr. Ligi of all liabilities of the Company and the VOS Subsidiary totaling $1,190,913. Under the terms of the VOS Subsidiary Sale Agreement, the Company issued 1,893,461 shares of restricted Company common stock to Mr. Ligi. Mr. Ligi was the CEO and a director of the Company from August 2005 until he resigned on October 16, 2007. Prior to the completion of the VOS Subsidiary sale, Mr. Ligi and his affiliated entity had outstanding loans of approximately $771,868 to the Company and the VOS Subsidiary, and held 227,904 shares of Company common stock.

The Offering

Shares of our common stock offered for re-sale by the selling stockholders pursuant to this prospectus	2,168,461 shares(1)

Percent of our outstanding common stock represented by the shares being offered for re-sale by the selling stockholders as of November 14, 2007	18.8%

Common stock to be outstanding after the offering	11,478,745 shares (2)

Proceeds to the Company	All of the net proceeds from the sale of our common stock covered by this prospectus will be received by the selling stockholders who offer and sell shares of our common stock. We will not receive any proceeds from the sale of our common stock offered by the selling stockholders.

The total dollar value of the shares of our common stock being registered for resale	$7,329,398(3)

OTC Bulletin Board Symbol	IDED

(1)	These 2,168,461 shares were issued to the selling stockholders in private placements. Consists of 275,000 shares of common stock, which are outstanding and were issued in consideration of services, and 1,893,461 which are outstanding and were issued by the Company to our former Chief Executive Officer in consideration of his assumption of certain debt and obligations of the Company and our former subsidiary, VOS Systems, Inc., which were subsequently assigned by him to three shareholders.

(2)	Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 11,478,745 shares of our common stock outstanding as of November 14, 2007. Shares of common stock to be outstanding after this offering assumes that all shares registered under this prospectus are sold by the selling stockholders. Unless the context indicates otherwise, all other share and per-share information in this prospectus assumes no exercise of options or other rights to acquire our common stock outstanding as of November 14, 2007.

(3)	Determined by multiplying the number of shares of common stock being registered by the market price for such shares of common stock on November 14, 2007.

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Company’s Business

We have a very limited operating history. As described herein, the Company completed its acquisition of IdeaEdge-CA on October 16, 2007. IdeaEdge-CA was formed in April 2007 to pursue opportunities in the gift card industry. IdeaEdge-CA does not currently have any operating revenues and has a very limited operating history. IdeaEdge-CA does not have any historical financial data upon which to base planned operating expenses. Because IdeaEdge-CA has no operating history, its historical financial information is not a reliable indicator of future performance. Therefore, it is difficult to evaluate the business and prospects of the Company or IdeaEdge-CA.

Our failure to achieve revenues or obtain adequate financing would materially and adversely affect our business. The Company does not currently have any revenues and has never been profitable. The Company cannot be certain that it will ever generate sufficient revenues to achieve profitability. The Company’s failure to achieve revenues or significantly increase its revenues, or to raise adequate and necessary financing, would seriously harm its business and operating results. The Company will have large fixed expenses, and expects to continue to incur capital, product development, and administrative and other expenses. The Company will need to generate significant revenues in order to achieve and maintain profitability. If the Company fails to achieve any revenues, or its revenues grow more slowly than anticipated, or if the Company’s operating or capital expenses increase more than is expected or cannot be reduced in the event of lower revenues, the Company’s business will be materially and adversely affected.

We face competition from other retailers. The Company will face competition from other retailers who offer gift cards. Many of these retailers have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than the Company. Many of these providers also have more extensive customer bases, broader customer relationships and broader industry alliances than the Company, including relationships with many of the Company’s potential customers. Increased competition from any of these sources could result in the Company’s failure to achieve and maintain an adequate level of customers and market share.

We rely on third-party suppliers and distributors. The Company will be dependent on other companies to design, produce and distribute its gift cards. Any interruption in the Company’s ability to obtain these services, or comparable quality replacements, would substantially harm its business and results of operations. The Company will also be dependent on other companies to distribute and sell its products. The failure by such third parties to distribute or sell the Company’s products in a timely manner would substantially harm its business and results of operations.

We are dependent upon consumer tastes for our gift cards and products. The production of co-branded gift cards involves substantial risks due in part because they require that the Company spend significant funds based entirely on its preliminary evaluation of the cards’ commercial potential. It is impossible to predict the success of any gift card before the production starts. The ability of a gift card to be accepted by consumers and generate revenues will depend upon a variety of unpredictable factors, including:

•	public taste, which is always subject to change;

•	the quantity and popularity of other gift cards available to the public at the time of the release of the Company’s gift cards; and

•	the fact that the distribution and sales method choose for the Company’s gift cards may be ineffective.

For any of these reasons, the gift cards that the Company produces may be commercially unsuccessful. If the Company is unable to produce gift cards which are commercially successful in this industry, the Company may not be able to recoup its expenses and/or generate sufficient revenues. In the event that the Company is unable to generate sufficient revenues, the Company may not be able to continue operating as a viable business.

We currently have a lack of diversity of product offerings. The Company plans to have only one co-branded gift card available for distribution for its initial product launch for 2007, which is the American Idol™ co-branded gift card. This lack of diversity in a product offering creates substantial risks as all of the Company’s potential revenues for 2007 are dependent upon the success of this one gift card. The Company’s inability to compete successfully, or the lack of acceptance of its initial gift card, could have a material adverse effect on the Company’s business, results of operations and financial condition.

We are required to pay significant licensing fees. Under the terms of the American Idol™ (“AI”) License Agreement, IdeaEdge-CA has agreed to certain guaranteed royalty payments to FremantleMedia North America, Inc. (“FremantleMedia”), and the payment of a $1,500,000 advance towards those guaranteed royalty payments. If IdeaEdge-CA fails to comply with the terms of the AI License Agreement, FremantleMedia would be entitled to terminate the AI License Agreement, in which event the Company would be unable to launch its first gift card. The Company’s inability to launch the American IdolTM co-branded gift card would have a material adverse effect on the Company’s business, results of operations and financial condition.

FremantleMedia has the right to terminate the AI License Agreement in the event of certain changes of control of the Company. Under the terms of the AI License Agreement, the licensor, FremantleMedia, is entitled to terminate the AI License Agreement in the event there is a change in the control of IdeaEdge-CA or, as the case may be, the ultimate parent company of IdeaEdge-CA. This provision is a precaution against IdeaEdge-CA being acquired by an entity which FremantleMedia may deem as unsuited for the AI License Agreement. IdeaEdge-CA and FremantleMedia have clarified this provision to mean that it does not prevent IdeaEdge-CA from dealing in its stocks and shares to raise more capital (including the sale of equity to individual and non-strategic investors, or a “going public” transaction), but FremantleMedia is entitled to terminate the AI License Agreement if there is a change in the ownership or control of the Company which results in the IdeaEdge-CA shareholders existing as of the date of the execution of the AI License Agreement not collectively maintaining the largest ownership percentage of the Company. As of November 20, 2007, assuming the exchange of all of the remaining shares and promissory notes of IdeaEdge-CA for shares of Company common stock occurs pursuant to the IdeaEdge Acquisition, the IdeaEdge-CA shareholders existing as of the date of the execution of the AI License Agreement would collectively have approximately 51% of the ownership interest of the Company, and the next single largest ownership percentage in the Company is approximately 8%. As of November 20, 2007, assuming the exchange of all of the remaining shares and promissory notes of IdeaEdge-CA for shares of Company common stock occurs pursuant to the IdeaEdge Acquisition, Mr. Collas, Mr. Nicolaidis and Mr. Hall, who are the three founders of IdeaEdge-CA and were the existing shareholders as of the date of the execution of the AI License Agreement, will collectively own approximately 44% of the ownership interest of the Company. The Company believes that these founders will be able to collectively maintain the largest ownership percentage of the Company, or negotiate an alternative provision with FremantleMedia if necessary. However, if as result of the Company issuing additional shares, or the sale of Company shares by the IdeaEdge-CA shareholders existing as of the date of the execution of the AI License Agreement, the IdeaEdge-CA shareholders existing as of the date of the execution of the AI License Agreement no longer have the largest ownership percentage of the Company, and the Company is not able to negotiate an alternative provision with FremantleMedia, FremantleMedia would have the ability to terminate the AI License Agreement. This would have a material adverse effect on the Company’s business, results of operations and financial condition. Additionally, this provision may prevent an acquisition of the Company or the Company’s shares of common stock by a strategic or institutional investor as such an acquisition may result in triggering FremantleMedia’s termination rights, or require such an acquisition to be conditioned upon the consent of Fremantle.

Financial Risks

Our financial statements have been prepared assuming that the Company will continue as a going concern. The factors described above raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. Our independent registered public accounting firm has included an explanatory paragraph expressing doubt about our ability to continue as a going concern in their audit report for the fiscal year ended September 30, 2007, and the independent registered public accounting firm which conducted the audit of the IdeaEdge-CA financial statements also has included an explanatory paragraph expressing doubt about IdeaEdge-CA’s ability to continue as a going concern in their audit report for the period ended June 30, 2007. We also cannot assure you that we will be able to generate sufficient revenue to fund our business. If we cannot continue as a going concern, we may need to substantially revise our business plan or cease operations.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends and, consequently, the only opportunity for investors to achieve a return on their investment is if a trading market develops and investors are able to sell their shares for a profit or if our business is sold at a price that enables investors to recognize a profit. We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends for the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, we cannot assure investors any return on their investment, other than in connection with a sale of their shares or a sale of our business. At the present time there is a limited trading market for our shares. Therefore, holders of our securities may be unable to sell them. We cannot assure investors that an active trading market will develop or that any third party would offer to purchase our business on acceptable terms and at a price that would enable our investors to recognize a profit.

We may have a debt service obligation. Prior to October 16, 2007, IdeaEdge-CA had outstanding indebtedness of $740,000 under certain promissory notes, all of which was to be due and payable on various dates during June, July and August of 2008. As of November 12, 2007, note holders holding $690,000 of these Notes have exchanged their notes into shares of Company common stock and such debt has been extinguished. The Company believes all of these note holders will eventually exchange their promissory notes for Company common stock pursuant to the terms of the Exchange Agreement. However, in the event the note holders which hold the remaining $50,000 in promissory notes do not elect to exchange their promissory notes pursuant to the terms of the Exchange Agreement, IdeaEdge-CA may not have the cash to repay these debt obligations when due. If these promissory notes are not exchanged under the Exchange Agreement prior to their maturity dates, and IdeaEdge-CA does not have sufficient capital to repay the debt under the promissory notes, then IdeaEdge-CA’s non-payment of its obligations under the promissory notes would create a right of default for the note holders. These events of default provide the note holders with certain rights, including the right to institute an involuntary bankruptcy proceeding against IdeaEdge-CA.

Our net operating loss carry-forward will be limited. The Company has recorded a valuation allowance amounting to its entire net deferred tax asset balance due to its lack of a history of earnings, possible limitations on the use of tax loss carry-forwards, and the future expiration of certain of the net operating loss carry-forwards (“NOL”). This gives rise to uncertainty as to whether the net deferred tax asset is realizable. Internal Revenue Code Section 382, and similar California rules, place a limitation on the amount of taxable income that can be offset by carry-forwards after a change in control (generally greater than a 50% change in ownership). As a result of these provisions, it is likely that given the Company’s acquisition of IdeaEdge-CA, the future utilization of the NOL will be limited. The Company’s inability to use its historical NOL, or the full amount of the NOL, would limit its ability to offset any future tax liabilities with its NOL.

Corporate and Other Risks

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against an officer or director. The Company’s articles of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director.

We are responsible for the indemnification of our officers and directors. Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amount of our capital. Our articles of incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our Company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant, or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

Our executive officers, directors and insider stockholders beneficially own or control at approximately 46% of our outstanding common stock, which may limit your ability and the ability of our other stockholders, whether acting alone or together, to propose or direct the management or overall direction of our Company. Additionally, this concentration of ownership could discourage or prevent a potential takeover of our Company that might otherwise result in you receiving a premium over the market price for your shares. We estimate that approximately 46% of our outstanding shares of common stock is beneficially owned and controlled by a group of insiders, including our directors and executive officers. Accordingly, any of our existing outside principal stockholders together with our directors, executive officers and insider shareholders would have the power to control the election of our directors and the approval of actions for which the approval of our stockholders is required. If you acquire shares of our common stock, you may have no effective voice in the management of the Company. Such concentrated control of the Company may adversely affect the price of our common stock. Our principal stockholders may be able to control matters requiring approval by our stockholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

The requirements in connection with being a public company may put us at a competitive disadvantage. Despite the Company’s having executives with previous public company experience, the complexity of operating in a public company environment could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately responds to the increased legal, regulatory compliance and reporting requirements associated with a public company. Our failure to do so could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business. We are subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. We, like all other public companies, must incur additional expenses and to a lesser extent the diversion of our management’s time in our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. We have not evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC, which we collectively refer to as Section 404. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment and auditor certification requirements of Section 404, which will initially apply to us as of December 31, 2007. Our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing the business plan. If in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

Our compliance with the Sarbanes-Oxley Act and the U.S. Securities and Exchange Commission rules concerning internal controls may be time consuming, difficult and costly for us. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We are dependent for our success on a few key executive officers. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of your investment. Our success depends on the skills, experience and performance of key members of our management team. We do not have long-term employment agreements with any of the members of our senior management team. Each of those individuals may voluntarily terminate his employment with the Company at any time. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We do not maintain a key man insurance policy on any of our executive officers.

We may not be able to manage our growth effectively, which could adversely affect our operations and financial performance. The ability to manage and operate our business as we execute our growth strategy will require effective planning. Significant rapid growth could strain our internal resources, leading to a lower quality of customer service, reporting problems and delays in meeting important deadlines resulting in loss of market share and other problems that could adversely affect our financial performance. Our efforts to grow could place a significant strain on our personnel, management systems, infrastructure and other resources. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower growth and a failure to achieve or sustain profitability.

Capital Market Risks

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares. There is limited market activity in our stock and we are too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. While we are trading on the OTC Bulletin Board, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded. The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our revenues and operating expenses, announcements of new products or services by us, significant sales of our common stock, including “short” sales, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares. As long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities. The stock market in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

We may not be able to attract the attention of major brokerage firms, which could have a material adverse impact on the market value of our common stock. Security analysts of major brokerage firms may not provide coverage of our common stock since there is no incentive to brokerage firms to recommend the purchase of our common stock. The absence of such coverage limits the likelihood that an active market will develop for our common stock. It will also likely make it more difficult to attract new investors at times when we require additional capital.

We may be unable to list our common stock on NASDAQ or on any securities exchange. Although we may apply to list our common stock on NASDAQ or the American Stock Exchange in the future, we cannot assure you that we will be able to meet the initial listing standards, including the minimum per share price and minimum capitalization requirements, or that we will be able to maintain a listing of our common stock on either of those or any other trading venue. Until such time as we qualify for listing on NASDAQ, the American Stock Exchange or another trading venue, our common stock will continue to trade on the OTC Bulletin Board or another over-the-counter quotation system, or on the “pink sheets,” where an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, rules promulgated by the SEC impose various practice requirements on broker-dealers who sell securities that fail to meet certain criteria set forth in those rules to persons other than established customers and accredited investors. Consequently, these rules may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. It would also make it more difficult for us to raise additional capital.

Future sales of our equity securities could put downward selling pressure on our securities, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for an investor to sell his or her securities at any reasonable price, if at all. Future sales of substantial amounts of our equity securities in the public market, or the perception that such sales could occur, could put downward selling pressure on our securities, and adversely affect the market price of our common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, or, in the case of forward-looking statements in documents incorporated by reference, as of the date of the date of the filing of the document that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk Factors,” above, and elsewhere in this prospectus which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

USE OF PROCEEDS

This prospectus covers 2,168,461 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may offer and sell the shares of common stock covered by this prospectus at prevailing market prices or privately negotiated prices. See “Plan of Distribution.”

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock trades publicly on the OTC Bulletin Board under the symbol “IDED.” The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The OTC Bulletin Board securities are traded by a community of market makers that enter quotes and trade reports. This market is extremely limited and any prices quoted may not be a reliable indication of the value of our common stock.

The following table sets forth the high and low bid prices per share of our common stock by the OTC Bulletin Board for the periods indicated as reported on the OTC Bulletin Board.

For the year ended September 30, 2007	High	Low
Fourth Quarter	$.11	$.09
Third Quarter	$.10	$.02
Second Quarter	$.09	$.02
First Quarter	$.17	$.09

For the year ended September 30, 2006	High	Low
Fourth Quarter	$.23	$.10
Third Quarter	$.42	$.13
Second Quarter	$.21	$.05
First Quarter	$.21	$.07

The prices in the table above have not been adjusted for the 25 to 1 reverse stock split which was effective as of October 16, 2007. Our stock began trading on the OTC Bulletin Board under the symbol “IDED” on October 18, 2007. Prior to October 18, 2007, our stock traded on the OTC under its previous symbol “VOSI”. The quotes represent inter-dealer prices, without adjustment for retail mark-up, markdown or commission and may not represent actual transactions. The trading volume of our securities fluctuates and may be limited during certain periods. As a result of these volume fluctuations, the liquidity of an investment in our securities may be adversely affected.

Holders of Record

As of November 14, 2007, 11,478,745 shares of our common stock were issued and outstanding, and held by approximately 332 stockholders of record.

Transfer Agent

Our transfer agent is TranShare Corporation, 5105 DTC Parkway, Suite 325, Greenwood Village, CO 80111, Telephone (303) 662-1112

Dividends

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors.

Securities Authorized for Issuance under Equity Compensation Plans

The table below sets forth information as of September 30, 2007, with respect to compensation plans under which our common stock is authorized for issuance.

Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
0	Not Applicable	40,000

There have been no options issued under the Company’s Equity Compensation Plan which was in place as of September 30, 2007. After September 30, 2007, the Company adopted its 2007 Equity Incentive Plan which is the only compensation plan under which our common stock is authorized for issuance, and the 2007 Equity Incentive Plan has been approved by our stockholders. The table below sets forth information as of November 12, 2007 with respect to the 2007 Equity Incentive Plan:

Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
420,000	$2.78	180,000

SELLING STOCKHOLDERS

We are registering 2,168,461 shares of our common stock to be offered for re-sale by the selling stockholders pursuant to this prospectus. The shares were purchased by the selling stockholders in the private placements discussed below. See also “PROSPECTUS SUMMARY—Recent Financings,” above. In connection with these private placements, we agreed to file a registration statement with the SEC to register the selling stockholders’ re-sale of those shares. This prospectus is a part of that registration statement.

On October 16, 2007, in connection with the sale of the VOS Subsidiary to Allan Ligi and his assumption of certain debts and liabilities of the Company and the VOS Subsidiary, the Company issued 1,893,461 shares of Company common stock to Mr. Ligi at a price of $0.025 per share (before the 25 to 1 reverse stock split which occurred on October 16, 2007). Mr. Ligi subsequently transferred these shares to three shareholders in a private transaction.

On November 14, 2007, we entered into an independent consulting agreement for investors’ communication and public relations services with SPN Investments, Inc. Pursuant to terms of that agreement, we agreed to issue an aggregate of 275,000 shares of our common stock to SPN in exchange for services provided under the agreement.

The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, we have included all shares of common stock owned or beneficially owned by that selling stockholder. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares which can be acquired within 60 days through exercise or conversion of a security. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable. Each selling stockholder’s percentage of ownership in the following table is based on 11,478,745 shares of our common stock outstanding as of November 14, 2007.

	Beneficial Ownership Before Offering Number of Shares		# of Shares Being	Beneficial Ownership After Offering (2)
Name			Registered (1)	Shares	%
S7 International, Inc.	631,153		631,153	—	*
CTE Holdings, Inc.	631,154		631,154	—	*
Sano Holdings, Inc.	631,154	(3)	631,154	—	*
SPN Investments, Inc.	341,667	(3)	275,000	66,667	*

Total	2,235,128		2,168,461	66,667

*	Less than one percent

(1)	Represents the number of shares held by the selling stockholders which we have agreed to include in this Registration Statement.

(2)	Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders. However, we are unable to determine the exact number of shares that will actually be sold or when or if sales will occur.

(3)	Robert Wheat is the president and sole shareholder of both Sano Holdings, Inc. and SPN Investments, Inc. and, as such, has the power to direct the vote and disposition of these shares.

To our knowledge, based on information obtained from the selling stockholders, none of the selling stockholders currently have short positions in our common stock, nor is any of the selling stockholders a registered broker-dealer or an affiliate of a broker-dealer.

Relationships with the Selling Stockholders

None of the selling stockholders has had any position, office or other material relationship with us within the past three years except as follows:

SPN Investments, Inc. (“SPN”) and the Company entered into a Consulting Agreement dated November 14, 2007 pursuant to which SPN is to provide investor relations and management consulting services to the Company in exchange for the Company’s issuance of 275,000 shares of Company common stock. The sole shareholder of SPN is Robert Wheat, who is also the sole shareholder of RBW, Inc. which executed a Finder Agreement with IdeaEdge-CA under which RBW, Inc. was paid a finders fee related to capital raising, and the sole shareholder of Sano Holdings, Inc. which is also a selling shareholder. Robert Wheat beneficially owns approximately 8% of the Company’s outstanding shares of common stock.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock registered for re-sale hereunder. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We are required to pay certain fees and expenses we incur incident to the registration of the shares offered for re-sale hereby.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares of our common stock being offered for re-sale pursuant to this prospectus will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of our common stock being offered for re-sale pursuant to this prospectus may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of our common stock being offered for re-sale pursuant to this prospectus may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF BUSINESS

History

The Company was originally incorporated in the State of Colorado on May 14, 1990 as “Snow Eagle Investments, Inc.” and was inactive from 1990 until 1997. In April 1997, the Company acquired the assets of 1st Net Technologies, LLC, a California limited liability company, and the Company changed its name to “1st Net Technologies, Inc.” and operated as an Internet commerce and services business. In August 2001, the Company suspended its operations, and from August 2001 to August 2004, the Company was in search of a reorganization candidate. In September of 2005, the Company acquired VOS Systems, Inc. (the “VOS Subsidiary”) as its wholly owned subsidiary and the Company changed its name to “VOS International, Inc.” and traded under the symbol “VOSI.OB”. The VOS Subsidiary operated as a technology company involved in the design, development, manufacturing, and marketing of consumer electronic products, platforms and services designed to provide people voice command over their living environments. On October 16, 2007, the Company completed the acquisition of IdeaEdge-CA; sold the VOS Subsidiary; changed its name to “IdeaEdge, Inc.;” and commenced trading under the symbol “IDED.OB” on October 18, 2007. The Company currently develops, markets and sells innovative prepaid gift card programs based on major consumer entertainment brands operating under its subsidiary, IdeaEdge-CA.

Current Business

The Company intends to capitalize on the $90 billion prepaid gift card market by offering gift cards programs based on popular entertainment brands that the Company believes will invoke a strong consumer impulse to buy. The Company’s business model is intended to leverage the gift card channel to promote on-line merchandise sales. The Company plans to launch gift card programs consisting of the following components:

•	Strongly branded prepaid gift cards for exclusively licensed consumer merchandise utilizing media- and entertainment-based consumer brands.

•	Gift card distribution through high traffic consumer retail stores and online channels.

•	Gift card redemption and fulfillment through custom, brand-specific websites owned and operated by the Company.

•	Collectible gift cards featuring personalities identified with specific brands.

•	Viral marketing programs that leverage brand partners and associated personalities.

Through its first product, the Company plans to market the merchandise of American IdolTM. The Company’s strategy is to first establish its market position through its exclusive marketing arrangement with American Idol,TM and then to broaden its base of clients to include exclusive relationships with other strongly branded merchandisers. Management anticipates that the Company will become a preferred source of branded gift cards for merchandisers whose market presence supports high levels of consumer demand for their gift cards and merchandise. The Company plans to build its business through exclusive licenses with premier brands that enjoy verifiable pricing power. The approach the Company is taking in dealing with American IdolTM described below is indicative of the business model it expects to utilize in dealing with other merchandisers.

IdeaEdge-CA has secured an exclusive license to conduct the American IdolTM gift card business in the U.S. and Canada. American IdolTM is one of the leading entertainment brands in the United States, with over forty million fans in the U.S. American IdolTM is also a leading brand for consumer merchandise. Where consumer purchases are now executed through customer visits to the American IdolTM website, the Company expects to open up an entirely new sales channel for American IdolTM, namely one that enables its merchandise to be purchased through the use of prepaid gift cards. The Company plans to offer a wide range of consumer merchandise under the American IdolTM brand—music, videos, electronics, apparel, games, accessories, and toys.

IdeaEdge-CA has obtained commitments for distribution with chains comprising over 7,000 retail grocery and drug stores for the 2007 holiday season, including Drug Fair, Kinney, Long’s, Raley’s, Rite-Aid, Schnucks, USA, and Winn-Dixie. The Company expects to have agreements with over 10,000 retail stores by first calendar quarter of 2008, and over 20,000 retail stores by the fourth calendar quarter of 2008. Based on on-going discussions with additional chains (specifically, Albertson’s, CVS, HEB, Kroger, Safeway, Supervalu, and Walgreens), the Company estimates that it has the potential for expanding its retail outlets to over 40,000 retailers in the United States. In addition to securing distribution with some of these leading gift card retailers, the Company’s exclusive license also includes the right to market and do business on the Company’s website established specifically for this gift card, at www.americanidolgifts.com (the “Website”). In October 2007, IdeaEdge-CA launched the Website in conjunction with the launch of the American IdolTM gift card, and expects to be in all 7,000 retail outlets by December 2007.

Market Overview

According to the most recent market survey by Comdata® Corporation (“Comdata”), the prepaid gift card market, which is on the order of $90 billion annually, accounts for over 46% of purchased gifts in the U.S, and the market is growing at an annual rate of 15% per year (>$10 billion year over year). Comdata® also reports that gift cards with strong consumer entertainment brands sell $500 - $1,000 worth of cards per retail store per year. Assuming the Company can achieve a comparable experience, its 2008 sales potential would be on the order of $30 million. The Company’s flagship program, based on the American IdolTM brand, is the leading TV entertainment brand across all demographics according to independent surveys commissioned by FremantleMedia.

#1 in All Demographic Groups by Age and Ethnicity

Adults 18-49

Adults 18-34

Teens 12-17

Tweens 9-14

Kids 6-11

African American Adults 18-49

Hispanic Adults 18-49

While the show enjoys strong support from all demographics, it is instructive to note gift card behavior of the prime teen market as determined by Comdata® in its post-2006 holiday season survey and analysis. Those Comdata® conclusions are as follows:

•

Exposure to gift cards among teens is extremely high; nine out of ten have received a gift card, and more than three-quarters have purchased a gift card, either as a gift for someone else or for personal use. Young men report purchasing cards for personal use more often than young women.

•

The most popular occasions for purchasing gift cards for others are birthdays and winter holidays. Graduation gifts, Mother’s Day, Father’s Day, congratulations and thank-you gifts are next most popular.

•	Teens buy gift cards for others because they want the recipient to get what they want, or because they can’t decide what else to get.

•	Teens say that four gift purchases in ten are gift cards.

The American IdolTM website receives over a billion website page views per season from 32 million unique website visitors. American IdolTM is #1 on Yahoo’s Top Entertainment Search for 2004-06, and continues to enjoy rapid growth. Under the terms negotiated by IdeaEdge-CA, upon the launch of the gift card, the American IdolTM website will allocate banner ad time slots for the gift card Website.

The Company intends to address multiple demographic segments across the prepaid gift card market using various licensed brands. IdeaEdge-CA launched its American IdolTM gift card program in October 2007, and then plans to add other prominent entertainment brands in 2008. The Company anticipates extending its business by licensing additional brands although as of the date of this Current Report, the Company has not secured a license agreement with any of these prospective licensors.

Exclusive License to Execute the American IdolTM Gift Card Business

IdeaEdge-CA has been granted an exclusive license by FremantleMedia to conduct the American IdolTM Gift Card business in the U.S. and Canada (the “AI License Agreement”). Provided each party continues to comply with the terms of the AI License Agreement, the license will continue through December 31, 2010, a term that is extendable by mutual agreement. The license enables IdeaEdge-CA to do business in the name of American IdolTM, specifically for “American Idol prepaid gift cards for redemption of American Idol merchandise through a licensor-approved website”. The permitted gift card configuration includes any industry standard prepaid gift card packaging or any variation thereof (i.e., 3D lenticular, multi-media, et al.). The royalty to be paid by IdeaEdge-CA under the license is 10% of sales. The AI License Agreement requires IdeaEdge-CA to pay FremantleMedia a $1,500,000 advance on license fees, which advance has been paid by IdeaEdge-CA.

Customer Gift Card Purchase Card Model

The Company believes the primary sales channel for its gift card is high-traffic retailers with significant gift card programs (i.e., destinations with gift card “trees”, “malls”, “kiosks”). These channels typically include grocery, drug, and high-end convenience stores. Consumer electronics, book, and specialty convenience stores are also candidate retailers for gift card distribution. The Company is also working with inComm Communications (www.incomm.com), the largest gift card aggregator in the industry, and the Comdata® Stored Value Systems division (www.storedvalue.com), to establish distribution at non-traditional high traffic destinations, including large malls and airports across the U.S.

Under the Company’s planned gift card program, customers will purchase gift cards from gift card displays and check-out counters at leading retail grocery and drug store chains. Gift cards will be provided in $25 and $50 denominations. IdeaEdge-CA has negotiated an agreement with inComm Communications which is a gift card aggregator distributing gift cards into leading chains, such as Drug Fair, Kinney, Long’s, Raley’s, Rite-Aid, Schnucks, USA, and Winn-Dixie. The Company is in discussions to secure distribution arrangements with Albertsons, CVS, HEB, Kroger, Safeway, Supervalu, and Walgreens. The cards will be produced by the Comdata® Stored Value Systems division, and distributed by inComm. Consumers will also be able to purchase gift cards on-line at the Website. Consumers will be directed to the Website through search engines (e.g. Google), affiliate programs, and banner ads on the American IdolTM website.

The Company’s retail partners have expressed enthusiasm for the Company’s planned marketing strategy; the eye appeal of the card design; and most significantly, the marketing attraction of the American IdolTM identification. The Company believes that this enthusiasm will lead to stores giving Company products preferential presence on gift card displays, which the Company expects will result in accelerated sales.

Customer Gift Card Redemption Model

Customers will be able to redeem gift cards for merchandise online at the Website. The Company is designing the Website to offer choice, ease of use, and enjoyment of the redemption experience, and actively promote retail gift card sales. Gift cards will be sold in $25 and $50 denominations. The Company also plans to later launch a line of collectable cards, featuring American IdolTM contestants, winners, and associated personalities and, for offerings beyond American IdolTM, for celebrities/personalities strongly associated with those licensed brands. The Company plans for the gifts to be available to customers to include music, videos, electronics, apparel, games, accessories, and toys.

Marketing Strategy

The Company plans to develop its market using highly efficient methods in which minimal financial and staff resources will be needed to secure and grow the Company’s market position. Specifically, the Company plans to do the following:

•

Leverage marketing exposure through in-place retail sales agreements with name-brand chains comprising thousands of high-traffic stores. Use recognition of American IdolTM popularity to gain preferred positions on chain retailer gift card displays. Coordinate preferred placements through interactions with senior marketing executives within each chain distributing the Company’s gift cards.

•	Employ “viral marketing” techniques using media associated with the American IdolTM show and its contestants.

•	Place banner ads on the American IdolTM website which will provide links to the Website

•

Create “collector series” American IdolTM gift cards featuring cards co-branded with specific American IdolTM performers and personalities, thereby motivating the purchase of cards for their intrinsic value to the collector, as much as their ability to acquire consumer merchandise.

•

Promote brand recognition and gift card sales by offering web-enabled customized greetings (e.g., “Happy Birthday” songs, Valentine’s Day greeting from American IdolTM current contestants and past performers), collectable patches, and other brand-reinforcing mechanisms.

Competitive Strategy

The Company also intends to achieve market leadership by pursuing significant growth opportunities based on the following competitive strategies:

•	Execute through the IdeaEdge-CA exclusive license with American IdolTM in North America.

•	Own and operate the Website.

•	License exclusive gift card selling relationships with other merchandisers who enjoy brand-name recognition and pricing power.

•	Maintain exclusive arrangements with card manufacturer/distributors and leading gift card aggregators/clearing houses.

•

Establish unique intellectual property, including proven know-how in developing and fielding a scaleable automated provisioning system and access to patents that providing a defense for a near-term future market contemplated by management—entertainment-content DVDs packaged with the gift cards that promote branded merchandise and provide access to “back-end” web-based retail stores.

•	Recruit a management and advisory team comprised of experienced executives in successful high-technology and gift card service delivery.

IdeaEdge-CA is working with several industry leaders to build a scalable business. Rather than having to develop and staff the supply, distribution, and clearing house functions needed to execute its business, the Company believes it is positioned to use the resources of established leaders in each aspect of the supply chain, and will be dealing with firms that have already proven their ability to scale and support the transaction types and loads that will be the foundation of the Company’s business. These supply chain and fulfillment parties are expected to include Comdata®, inComm Communications, and Dawson Logistics. By integrating all of these partners into its internal IT systems and business processes, the Company intends to create a tightly coupled, highly efficient, fully integrated, and totally scalable business structure. The Company believes it will also be able to utilize these companies, or obtain comparable companies, at such time as it determines to launch other co-branded gift cards which are not related to American Idol.TM

Competitive Products

By virtue of its exclusive licensing agreement, the Company will not have any competitors for gift card merchandising of American IdolTM consumer products in the U.S. and Canada. The Company intends to negotiate similar agreements with other merchandisers which it anticipates engaging over the next several years, with a strategy of restricting the establishment of competing businesses.

However, for gift cards in general, hundreds of commoditized brands now proliferate the market, including those sponsored by banks and financial institutions (e.g., Visa, Bank of America), department stores (e.g., Macy’s, Neiman-Marcus), phone companies (e.g., Verizon, AT&T), gasoline (e.g., Shell, Mobil), retailers (e.g., Starbucks, CompUSA), and others. The Company believes it will be in a highly differentiated market segment by offering cards based on entertainment brands, personalities, and characters that consumers are passionate about. The Company’s branding strategy is intended to capitalize on the pricing power of particular brands; protect the product against commoditization; mitigate the seasonality of gift cards that do not enjoy year-round consumer interest; and encourage premium placement on retail outlet gift card displays.

Additionally, the Company plans to feature the unique differentiator of collectable cards. The Company’s collector series will feature various American IdolTM performers and personalities intended to drive purchases of cards for collection (rather than being limited to “only” redemption), which the Company believes will be a consumer demand driver.

DESCRIPTION OF PROPERTY

Our corporate offices are located at 6440 Lusk Blvd., Suite 200, San Diego California 92121, where we lease approximately 1,932 square feet of office space. This lease is for a term of 24 months and commenced in July 2007. The monthly rental payment including utilities and operating expenses for the facility is approximately $1,900. We believe this facility is in good condition and adequate to meet our current and anticipated requirements.

LEGAL PROCEEDINGS

From time to time and in the course of business, we may become involved in various legal proceedings seeking monetary damages and other relief. The amount of the ultimate liability, if any, from such claims cannot be determined. However, in the opinion of our management, there are no legal claims currently pending or threatened against us that would be likely to have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated. The discussion should be read in conjunction with our consolidated financial statements and the notes presented herein. In addition to historical information, the following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed in this prospectus. See “Forward-Looking Statements,” above.

Overview and Financial Condition

As described above, the Company’s operations which existed prior to October 16, 2007 were sold to Mr. Ligi. As part of the sale transaction, Mr. Ligi agreed to assume personal liability for all of the outstanding unpaid obligations of the VOS Subsidiary and certain unpaid obligations of the Company. Additionally, in connection with Mr. Ligi’s assumption of these obligations, the Company obtained releases from creditors of the VOS Subsidiary releasing any further claims they may have against the Company for such unpaid obligations. As of October 16, 2007, there remained approximately $240,000 in outstanding obligations of the VOS Subsidiary for which the Company has not obtained such releases. However, Mr. Ligi remains personally responsible to satisfy such obligations in the event such creditors seek payment from the Company with respect to such obligations.

Given the sale of the Company’s VOS Subsidiary to Mr. Ligi, and Mr. Ligi’s assumption of the VOS liabilities, the Company’s financial condition as it existed prior to the acquisition of IdeaEdge-CA and sale of the VOS Subsidiary is not important in understanding the future prospects and financial position of the Company. Therefore hereafter, references to the Company’s financial condition both prior and subsequent to the IdeaEdge-CA acquisition and the VOS Subsidiary sale, will be to the financial condition of IdeaEdge-CA.

As described above, effective October 16, 2007 the Company acquired IdeaEdge-CA. IdeaEdge-CA was formed in April 2007 and has a very limited operating history. Since its inception in April 2007 through the date of this report, IdeaEdge-CA has had no revenues. As described above, the Company is a development stage company and its operations have been directed towards raising capital, developing its American IdolTM gift card, securing distribution for the gift card, and preparing for the commercial launch of the gift card for the fall of 2007.

Liquidity and Capital Resources

At June 30, 2007, the Company’s total assets were $2,716,546; its current assets were $683,731; its total liabilities were $2,851,137; and its current liabilities were $2,063,880. The total liabilities at June 30, 2007 included the $1,300,000 advance payment to Fremantle under the AI License Agreement which the Company paid in August 2007 and $740,000 in notes payable of which $690,000 has been converted into shares of the Company’s common stock as of November 14, 2007. The Company’s shareholders’ deficit at June 30, 2007 was $134,591 and its cash balance totaled $429,451.

Plan of Operations

The Company is dependent upon future revenues, additional sales of its securities or obtaining debt financing to meet its cash requirements. Barring the Company’s generation of revenues in excess of its costs and expenses or its obtaining additional funds from equity or debt financing, the Company believes it has only sufficient cash as of the date of this Current Report to fund the operations of the Company through April 2008. The Company currently anticipates raising additional funds through the sale of equity; provided, however, there can be no assurance as to whether, when, or upon what terms the Company will be able to consummate any such financing. During the next twelve months, the Company does not expect to purchase or sell any plants or significant equipment and does not expect a significant change in the number of its employees.

Going Concern Issue

As stated in the Report of Independent Registered Public Accounting Firm on our September 30, 2006 financial statements and the Report of Independent Registered Public Accounting Firm on the June 30, 2007 financial statements of IdeaEdge-CA, we incurred net losses and have a stockholders’ deficit in both the Company and IdeaEdge-CA. We have yet to establish profitable operations. These factors, among others, create an uncertainty about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph may adversely affect our relationship with customers and suppliers and have an adverse effect on our ability to obtain financing.

Critical Accounting Policies Involving Management Estimates and Assumptions

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements. In preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States, we must make a variety of estimates that affect the reported amounts and related disclosures. We have identified the following accounting policies that we believe require application of management’s most subjective judgments, often requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our significant accounting policies are described in more detail in the notes to consolidated financial statements included elsewhere in this filing. If actual results differ significantly from our estimates and projections, there could be a material effect on our financial statements.

Revenue Recognition. Revenue is recognized on the accrual basis of accounting when earned. We generate revenue from selling our gift cards. Revenue is recognized only after the gift cards have been activated at the retailer location or purchased on our website. The SEC’s Staff Accounting Bulletin, or SAB, No. 104, “Revenue Recognition,” provides guidance on the application of generally accepted accounting principles to selected revenue recognition issues. We believe that our revenue recognition policy is appropriate and in accordance with generally accepted accounting principles and SAB No. 104.

Stock Based Compensation. As of October 1, 2005, we account for employee stock-based compensation costs in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123R, Share-Based Payment, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. We utilize the Black-Scholes option pricing model to estimate the fair value of employee stock based compensation at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Allowance for Doubtful Accounts. We continually evaluate the creditworthiness of our customers’ financial condition and generally do not require collateral. We evaluate the collectability of our accounts based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us, we record a specific reserve for bad debts against amounts due. To date, we have not experienced significant losses on uncollectible accounts receivable.

Deferred Tax Valuation Allowance. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

Recent Accounting Pronouncements

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB No. 109 (“FIN 48”) which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). SFAS No. 157 defines fair value, established a framework for measuring fair value under generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this guidance on its consolidated financial position, results of operations and cash flows.

In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2 Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”) which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. Adoption of FSP EITF 00-19-02 is required for fiscal years beginning after December 15, 2006. The adoption of FSP EITF 00-19-2 did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159 The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this guidance on its consolidated financial position, results of operations and cash flows.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements at either September 30, 2006 or 2007.

MANAGEMENT

Our directors are elected by our stockholders to a term of one year and to serve until his or her successor is duly elected and qualified, or until his death, resignation or removal. Each of our officers is appointed by our board of directors to a term of one year and serves until his successor is duly elected and qualified, or until his death, resignation or removal from office.

Our bylaws provide that the number of directors which shall constitute our whole board of directors shall not be less than one or more than five. The number of directors is determined by resolution of our board of directors or by our stockholders at our annual meeting. Our current board of directors consists of two directors which were elected to serve on our board of directors on October 16, 2007.

The following table sets forth certain information regarding our executive officers and directors as of November 16, 2007:

Name	Age	Position
James Collas	46	Chief Executive Officer and a director of the Company

Chris Nicolaidis	46	Vice President of Business Development, Corporate Secretary and a director of the Company

Jonathan Shultz	47	Chief Financial Officer and Treasurer

Mr. Collas has been the Chief Executive Officer and a director of the Company since October 16, 2007. Mr. Collas has been the Chief Executive Officer, President and a director of the Company’s subsidiary, IdeaEdge-CA from April 2006 until the present. From October 16, 2007 to November 13, 2007, Mr. Collas was also the Chief Financial Officer and Treasurer of the Company, and from April 2006 until November 13, 2007, he was the Chief Financial Officer of IdeaEdge-CA. From September 2005 through March 2007, Mr. Collas was President, CEO and a director of DVD Movie Update, Inc., a DVD movie retailer which used the gift card retail channel to sell DVD movies. From November 2002 through August 2006, Mr. Collas was an executive consultant in San Diego specializing in early stage ventures in the technology and internet space. From January 2000 through October 2002, Mr. Collas was a Founder and Managing Partner of IdeaEdge Ventures LLC, a San Diego based an internet venture incubator. From September 1998 through September 1999, Mr. Collas was President of Amiga, Inc., which was a subsidiary of Gateway, Inc. focused on the convergence computer market. From June 1992 through August 1998, Mr. Collas was CTO and Senior Vice President of Product Development at Gateway, Inc., a leading computer manufacturer and retailer.

Mr. Nicolaidis has been the Vice President of Business Development, Corporate Secretary and a director of the Company since October 16, 2007. Mr. Nicolaidis has almost two decades of experience as a senior sales and business development executive for several start-up and established private and publicly traded companies in third-party gift card retail, radiopharmaceutical, healthcare delivery, employee benefits, and insurance services industries. From April 2006 until the present, Mr. Nicolaidis has been Vice President of Business Development, Corporate Secretary and a director of the Company’s subsidiary, IdeaEdge-CA. From December 2005 to March 2006, he co-founded and was Vice President of DVD Movie Update, Inc., a DVD movie retailer which used the gift card retail channel to sell DVD movies. From January 2003 to May 2004, he served as the Director of Business Development and Business Manager of the UCSD Center for Molecular Imaging, an entity owned by Molecular Imaging Corporation, a publicly traded healthcare company, and the University of California San Diego Healthcare System. From July 1998 until December 2002, Mr. Nicolaidis co-founded and was a director of Benefit Management Systems of California, Inc. (BMSCA), a leading San Diego based employee benefits firm serving medium and large size employers throughout Southern California. While at BMSCA, he developed and led a sales campaign that took the company to a prominent status within its respective market.

Mr. Shultz has been the Chief Financial Officer and Treasurer of the Company since November 13, 2007. Mr. Shultz has over 20 years of diversified business and financial management experience that includes both Big 4 public accounting and private industry. Mr. Shultz began his career as an auditor and computer specialist with Ernst & Young, serving seven years in the firm’s San Diego office. Subsequent to his tenure with Ernst & Young, Mr. Shultz served as Vice President of Finance or Chief Financial Officer for several public and private sector companies with responsibilities for finance and accounting, information technologies, human resources and legal affairs. From June 2007 and prior to joining the Company, Mr. Shultz worked in the audit and attest practice of Squar, Milner, Peterson, Miranda and Williamson, LLP, which is the largest Southern California based public accounting firm. From December 2006 to June 2007, Mr. Shultz worked as a financial consultant or interim Chief Financial Officer for a number of San Diego area public and private companies. From October 2004 to November 2006, Mr. Shultz was the Chief Financial Officer for Neology, Inc., located in Poway, California, which manufactured and deployed radio frequency identification solutions. From August 2002 to December 2004, Mr. Shultz was the Vice President and Chief Financial Officer for Behavioral Medical Research in San Diego, California, a firm in the business of pharmaceutical research.

There are no family relationships among members of our management or our Board of Directors.

EXECUTIVE COMPENSATION

The following table summarizes the compensation to the former officers and directors of the Company for the last two fiscal years. Mr. Ligi and Mr. LaVorgna resigned effective as of the October 16, 2007 in connection with the acquisition of IdeaEdge-CA.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Award(s)		Payouts
Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation(1) ($)
Allan J. Ligi	2006	0	0	0	0	0	0	0
President/Director	2005	0	0	0	0	0	0	0
Dennis LaVorgna	2006	0	0	0	0	0	0	0
CFO/Director	2005	0	0	0	0	0	0	0

(1)	As of September 30, 2006, the Company made group life, health, hospitalization and medical plans available for its employees. The Company has no pension plans or plans or agreements which provide compensation on the event of termination of employment or a Company change in control.

There were no option grants or exercises by any of the executive officers named in the Summary Compensation Table above.

The Company has no employment agreements.

Both of our current directors are employees of the Company and are not compensated in their capacity as directors.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related Transactions. Since October 1, 2005, we have not had any transactions in which any of our related persons had or will have a direct or indirect material interest, nor are any such transactions currently proposed, except as noted below:

From inception through 2004, funds were advanced from Allan Ligi, a former officer and director and current shareholder of the Company, to finance Company operations. Effective October 29, 1999, a note was generated for the amount of $725,000 plus interest at 7.75%, to be paid in monthly installments over a period of ten years. As of September 30, 2006 the balance due on this note was $675,955. Due to the Company’s financial limitations, Mr. Ligi agreed to not accrue interest on the outstanding note effective October 1, 2001. As of October 16, 2007 and in connection with the sale of VOS Systems to Mr. Ligi, this obligation was effectively extinguished with Mr. Ligi’s assumption of the liabilities of VOS Systems and certain liabilities of the Company.

In January 2006, the Company entered into a consulting agreement with a private company in which one officer and major shareholder is an owner of the private company and another officer and major shareholder holds the position of Secretary of the private company. The consulting agreement provided that the Company will receive 10% of the profits of the private company on a quarterly basis over five years. The Company is carrying a trade receivable of $30,704 from the private company for expenses incurred related to the consulting agreement. However, all receivables were written off as of September 30, 2006. Effective as of October 16, 2007, the private company and the Company confirmed in writing that the consulting agreement is terminated and the Company has no further obligations to the private company.

As of September 30, 2006, additional related party indebtedness included an unsecured promissory note that accrues interest at 10% per annum, to a company owned by an officer in the amount of $40,013, and an unsecured promissory note that accrues interest at 10% per annum, to a former director in the amount of $50,000, each of which were assumed by Mr. Ligi as of October 16, 2007 in connection with the sale of VOS Systems.

In April 2007, Collas Holdings, LLC loaned IdeaEdge-CA $8,000 pursuant to the terms of a Promissory Note dated May 2007. Collas Holdings, LLC is wholly-owned by James Collas, our CEO, director and principal shareholder. The principal amount under the promissory note accrued interest at 5% and $8,186.67 of principal and accrued interest was repaid in full on July 11, 2007.

Parent Companies. We do not have a parent company.

Director Independence. Neither of the two members of our Board of Directors is independent under the definition of independent director promulgated by the NASDAQ. Our entire Board also serves as the audit committee of our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of November 14, 2007, we had 11,478,745 shares of common stock issued and outstanding. The following table sets forth as of November 14, 2007 information regarding the beneficial ownership of our common stock with respect to (i) our officers and directors; (ii) by all directors and executive officers as a group; and (iii) all persons which the Company, pursuant to filings with the Securities and Exchange Commission (the “SEC”) and our stock transfer record by each person or group known by our management to own more than 5% of the outstanding shares of our common stock. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within sixty (60) days, such as warrants or options to purchase shares of our common stock. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below subject to applicable community property law.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Class Beneficially Owned
Officers and Directors
James Collas	2,676,491	23.2%
Chris Nicolaidis	1,770,038	15.3%
Jonathan Shultz(2)	47,499	*
All directors and executive officers as a group (3 persons)	4,494,028	38.9%
5% Stockholders
Robert Wheat(3)	972,821	8.4%
8875 Towne Centre Drive, Suite 105
San Diego, California, 92122
Jeffrey Hall	830,971	7.2%

*	Less than 1%

(1)	Unless otherwise noted, the address is c/o IdeaEdge, Inc. 6440 Lusk Blvd., Suite 200, San Diego California 92121.

(2)	Includes 47,499 options which are exercisable within sixty (60) days of November 14, 2007.

(3)	Mr. Wheat’s holdings include the holdings of Sano Holdings, Inc. and SPN Investments, Inc., each of which entities Mr. Wheat is the sole shareholder.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 80,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. The following summary is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, a copy of which is filed as an exhibit to our previous filings with the SEC and incorporated herein by reference.

As of November 14, 2007, there were 11,478,745 shares of common stock outstanding that were held of record by approximately 332 shareholders of record, and no shares of preferred stock outstanding. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

We have reserved 600,000 shares of common stock for issuance pursuant to our 2007 Equity Inventive Plan, of which 40,000 shares have been issued as of November 14, 2007.

DISCLOSURE OF COMMISSION POSITION

OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our Amended and Restated Articles of Incorporation, our Board of Directors may issue additional shares of common or preferred stock. Any additional issuance of common stock or the issuance of preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors was to determine that a takeover proposal was not in our best interest, shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover.

The Colorado Corporations and Associations Act (“Colorado Corporate Law”), with certain exceptions, permits a Colorado corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed, to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Our Amended and Restated Articles of Incorporation provide that we shall indemnify our directors and executive officers to the fullest extent now or hereafter permitted by Colorado Corporate Law. The indemnification provided by Colorado Corporate Law and our Amended and Restated Certificate of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

We may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court’s decision.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Steven James Davis, A Professional Corporation, in San Diego, California.

EXPERTS

Our audited financial statements at September 30, 2006 appearing in this prospectus have been audited by Cordovano and Honeck LLP, independent certified public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The audited financial statements of IdeaEdge, Inc., a California corporation for the period ending June 30, 2007 appearing in this prospectus have been audited by Weaver & Martin, LLC, independent certified public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel was hired on a contingent basis, and no expert or counsel will receive a direct or indirect interest in the Company or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company. Mr. Davis, the principal of Steven James Davis, A Professional Corporation, is a shareholder of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company has not had any disputes or disagreements with Cordovano and Honeck LLP, our independent outside auditors, which have been engaged with the Company since October 2005.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form SB-2, and amendments thereto, under the Securities Act relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement, as amended. This prospectus constitutes the prospectus of the Company, filed as part of the registration statement, as amended, and it does not contain all information in the registration statement, as amended, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at public reference room of the SEC at 100 F. Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s website at http://www.sec.gov.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of such contract or other document that we have filed as an exhibit to the registration statement, as amended, of which this prospectus is a part, for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We furnish our stockholders with annual reports containing audited financial statements.

IDEAEDGE, INC.

(formerly VOS INTERNATIONAL, INC.)

CONDENSED BALANCE SHEET

JUNE 30, 2007

(UNAUDITED)

Assets
Current assets
Cash	$2,039
Receivables, net of allowance for bad debts of $52,729	1,895
Inventories	36,820

Total Current Assets	40,754
Property and equipment, net (Note 3)	31,164
Other assets:
Patent costs, net	68,145
Security deposits	4,921

$144,984

Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable	$171,551
Loans payable (Note 5)	64,250
Obligations under capital lease	12,688
Loan payable to related party (Note 6)	145,913
Accrued liabilities	161,863

Total Current Liabilities	556,265
Long-term debt, net (Note 6)	675,955

Total Liabilities	1,232,220

Shareholders’ Deficit (Notes 8-9)
Common stock, $.001 par value, 90,000,000 shares authorized, 42,363,494 shares issued and outstanding	42,364
Additional paid-in capital	5,157,104
Retained deficit	(6,286,704)

Total Shareholders’ Deficit	(1,087,236)

$144,984

See accompanying notes to unaudited condensed financial statements.

IDEAEDGE, INC.

(formerly VOS INTERNATIONAL, INC.)

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Sales	$9,175	$63,363	$39,872	$206,813
Cost of Sales	2,586	23,887	13,517	101,263

Gross Profit	6,589	39,476	26,355	105,550
Operating Expenses:
General and administrative	55,224	149,605	133,097	507,690
Bad debt expense	17,524	—	17,524	2,990
Depreciation and amortization	2,471	6,400	15,071	19,200

Total operating expenses	75,219	156,005	165,692	529,880

Operating loss	(68,630)	(116,529)	(139,337)	(424,330)
Interest expense	(17,830)	(3,672)	(52,568)	(8,652)

Loss before income taxes	(86,460)	(120,201)	(191,905)	(432,982)
Income tax provision (Note 7)	—	—	—	—

Net (loss)	$(86,460)	$(120,201)	$(191,905)	$(432,982)

Basic and diluted loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Basic and diluted weighted average common shares outstanding	42,363,494	42,001,030	42,206,012	42,001,030

See accompanying notes to unaudited condensed financial statements.

IDEAEDGE, INC.

(formerly VOS INTERNATIONAL, INC.)

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

NINE MONTHS ENDED JUNE 30, 2007

(UNAUDITED)

	Shares	Common Stock Amount	Additional Paid-In Capital	Retained (Deficit)	Total Stockholder’s (Deficit)
Balance at September 30, 2006	42,048,530	$42,049	$5,082,973	$(6,094,799)	$(969,777)
December 2006, stock issued in exchange for debt (unaudited)	172,107	172	20,598	—	20,770
December 2006, stock issued in exchange for services (unaudited)	142,857	143	14,143	—	14,286
Interest forfeited by shareholder on debt (unaudited)	—	—	39,390		39,390
Net loss, nine months ended June 30, 2007 (unaudited)	—	—	—	(191,905)	(191,905)

Balance at June 30, 2007 (unaudited)	42,363,494	$42,364	$5,157,104	$(6,286,704)	$(1,087,236)

See accompanying notes to unaudited condensed financial statements.

IDEAEDGE, INC.

(formerly VOS INTERNATIONAL, INC.)

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(191,905)	$(432,982)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,071	19,200
Forfeited interest	39,390	—
Changes in operating assets and liabilities:
Accounts receivable and other assets	64,235	168,305
Accounts payable and accruals	17,987	65,839
Indebtedness to related party	—	12,442

Net cash used in operating activities	(55,222)	(167,196)

Cash flows from financings activities:
Proceeds from sale of common stock	—	53,500
Proceeds from debt from related parties	55,900	8,056
Payments on obligations under long-term leases	—	(2,686)
Proceeds from short-term debt	—	50,000

Net cash provided by financing activities	55,900	108,870

Net change in cash	678	(58,326)
Cash, beginning of period	1,361	58,982

Cash, end of period	$2,039	$656

See accompanying notes to unaudited condensed financial statements.

IDEAEDGE, INC.

(formerly VOS INTERNATIONAL, INC.)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – THE COMPANY AND BASIS OF PRESENTATION

The accompanying interim condensed financial statements of VOS International, Inc. and subsidiary (collectively, the “Company” or “VOS”) have been prepared pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for quarterly reports on Form 10-QSB and do not include all of the information and note disclosures required by generally accepted accounting principles. These condensed consolidated financial statements and notes herein are unaudited, but in the opinion of management, include all the adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. These condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Form 10-KSB for the year ended September 30, 2006 as filed with the SEC. Interim operating results are not necessarily indicative of operating results for any future interim period or for the full year.

During 2005, VOS International, Inc. acquired VOS Systems, Inc. as our wholly owned subsidiary through a recapitalization. VOS Systems, Inc. is our operating company.

VOS Systems, Inc. was originally established in 1995 and incorporated in California in November 1999, as a California C-Corporation based in Poway, California. “VOS” is; is an acronym for Voice Operated Switching. VOS Systems, Inc. is a technology company involved in the design, development, manufacturing, and marketing of consumer electronic products, platforms and services designed to give people voice command over their living environments.

Our executive offices are currently located at 740 13th Street, Suite 406, San Diego, CA 92101. Our telephone number is: (858) 679-8027. We maintain a website at www.vossystems.com.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the nine month period ended June 30, 2007, the Company suffered a net loss of $191,905 and had negative cash flows from operating activities of $55,222. As of June 30, 2007, the Company had a stockholders’ deficiency of $1,087,236. The Company has sustained its operations primarily through debt and equity financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In view of these matters, realization of a major portion of the assets in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its working capital requirements, and the success of its future operations. Management’s current plans are: (1) to further commercialize its own products; (2) to market new products, including products from other manufacturers; (3) to continue to operate and improve e-commerce sites to sell its products; and (4) to continue to generate profitable sales and end-user awareness. To successfully execute its current plans, the Company will need to improve its working capital position. The Company plans to overcome the circumstances that impact our ability to remain a going concern through a combination of achieving profitability, raising additional debt and equity financing. There can be no assurance, however, that we will be able to complete any additional debt or equity financing on favorable terms or at all, or that any such financings, if completed, will be adequate to meet our capital requirements. Any additional equity or debt financings could result in substantial dilution to our stockholders. If adequate funds are not available, we will be required to delay, reduce or eliminate some or all of our planned activities. Our inability to fund our capital requirements would have a material adverse effect on the Company. Management believes that the actions presently being taken to revise the Company’s operating and financial requirements may provide the opportunity for the Company to continue as a going concern.

NOTE 2 – REVENUE RECOGNITION

Revenues consist of the sales of voice activated products. Revenue is recognized upon shipment, if the contract shipping is FOB shipping point, and upon delivery, if the contract shipping term is FOB destination, provided there are no uncertainties surrounding product acceptance, persuasive evidence of an arrangement exists, there are no significant vendor obligations, the fees are fixed or determinable and collection is reasonably assured.

Costs incurred for shipping and handling are included in cost of sales at the time the related revenue is recognized.

NOTE 3 – PROPERTY & EQUIPMENT

Property is stated at cost. Additions, renovations, and improvements are capitalized. Maintenance and repairs, which do not extend asset lives, are expensed as incurred. Depreciation is provided on an accelerated basis over the estimated useful lives ranging from 5 - 7 years on furniture and equipment.

June 30, 2007
Office equipment	$38,425
Equipment	90,796
Computer equipment	738

$129,959
Less accumulated depreciation	(98,795)

Net Property and Equipment	$31,164

The Company’s intangible assets consist principally of patents and are carried at cost of $124,255 less accumulated amortization of $56,110. Costs are amortized on a straight line basis over a period of 15 years.

NOTE 4 – INVENTORY

The Company’s inventory at June 30, 2007 of $36,820 consists of finished goods.

NOTE 5 – LOANS PAYABLE

Loans payable consist of unsecured promissory notes to four individuals which are non-interest bearing and due on demand.

NOTE 6 – RELATED PARTY TRANSACTION

From inception through 2004, funds were advanced from a major stockholder to finance the cost of operations. Effective October 29, 1999, a note was generated for the amount of $725,000 plus interest at 7.75%, to be paid in monthly installments over a period of ten years. As of June 30, 2007 the balance due on this note is $675,955. Due to the Company’s financial limitations the stockholder agreed to not accrue interest on the outstanding note effective October 1, 2001. The amount forfeited for the nine months ended June 30, 2007 amounted to $39,390.

Additional related party indebtedness includes:
Unsecured promissory note that accrues interest at 10% per annum, to a company owned by an officer	$95,913
Unsecured promissory note that accrues interest at 10% per annum, to a former director	$50,000

TOTAL	$145,913

NOTE 7 – INCOME TAX

The Company records its income taxes in accordance with Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes”. The Company has incurred significant net operating losses since inception resulting in a deferred tax asset, which was fully allowed for; therefore, the net benefit and expense resulted in $-0- income taxes.

NOTE 8 – STOCKHOLDERS’ EQUITY

The stockholders’ equity section of the Company contains the following classes of capital stock as of June 30, 2007: Preferred stock, nonvoting, $1.00 par value; 1,000,000 shares authorized: -0- shares issued and outstanding. Common stock, $0.001 par value; 90,000,000 shares authorized: 42,363,494 shares issued and outstanding.

NOTE 9 – STOCK TRANSACTIONS

Transactions, other than employee’s stock issuance, are in accordance with paragraph of SFAS 123. Thus issuances shall be accounted for based on the fair value of the consideration received. Transactions with employees’ stock issuance are in accordance with paragraphs (16-44) of SFAS 123. These issuances shall be accounted for based on the fair value of the consideration received of the fair value of equity instruments issued, or which ever is more readily determinable.

NOTE 10 – STOCK-BASED COMPENSATION

Share-based compensation for the nine months ended June 30, 2007 and 2006 totaled $14,286 and $81,000, respectively. These charges are included as general and administrative expenses in the accompanying condensed statements of operations.

NOTE 11 – LITIGATION

The Company was named as a party to a lawsuit in the Superior Court of San Diego by a former employee alleging discrimination by a former manager and non-payment of wages. The claims were for unspecified amounts in excess of $25,000 comprising of compensatory and punitive damages. A mediation was held Monday, May 21, 2007. During mediation, the Company’s CEO negotiated a settlement of this case at no cost to the Company.

NOTE 12 – PRODUCT WARRANTIES

The Company generally offers a 12 month warranty for its products. The Company’s warranty policy provides for replacement of the defective product. Specific accruals are recorded for known product warranty issues. Product warranty expenses were not material during the three-month periods ended June 30, 2007 and June 30, 2006.

IDEAEDGE, INC.

(formerly, VOS INTERNATIONAL, INC.)

(A Development Stage Company)

FINANCIAL STATEMENTS

SEPTEMBER 30, 2006 AND 2005

To the Board of Directors and Shareholders:

VOS International, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of VOS International, Inc., as of September 30, 2006 and the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended September 30, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VOS International, Inc., as of September 30, 2006 and the results of its operations and its cash flows for the years ended September 30, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in Note 1 to the financial statements, the Company has incurred net losses since inception and has a net capital deficit at September 30, 2006. These and other factors discussed in Note 1 to the financial statements raise a substantial doubt about the ability of the Company to continue as a going concern. Management’s plans in regard to those matters are also described in Note 1. The Company’s ability to achieve its plans with regard to those matters, which may be necessary to permit the realization of assets and satisfaction of liabilities in the ordinary course of business, is uncertain. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP Englewood, Colorado October 27, 2006

IDEAEDGE, INC.

(formerly, VOS INTERNATIONAL, INC.)

BALANCE SHEET

September 30, 2006

Assets
Current assets
Cash	$1,361
Receivables, net of allowance for bad debts of $35,205	11,543
Inventories	91,408

Total Current Assets	104,312
Property and equipment, net (Note 3)	38,772
Other assets:
Patent costs, net	74,358
Security deposits	4,921

$222,363

Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable	$180,073
Loans and obligations payable (Notes 6 and 10)	91,188
Loan payable from related party (Note 6)	90,013
Accrued wages and expenses	90,007
Unearned revenue	5,540
Accrued liabilities	59,364

Total Current Liabilities	516,185
Long-term debt, net (Note 6)	675,955

Total Liabilities	$1,192,140

Shareholders’ Deficit (Notes 8-9)
Common stock, $.001 par value, 90,000,000 shares authorized, 42,048,530 shares issued and outstanding at September 30, 2006	42,049
Additional paid-in capital	5,082,973
Retained earnings (deficit)	(6,094,799)

Total Shareholders’ Deficit	(969,777)

$222,363

The accompanying notes are an integral part of these financial statements.

IDEAEDGE, INC.

(formerly, VOS INTERNATIONAL, INC.)

Statements of Operations

Years Ended September 2006 and 2005

	2006	2005
Revenues:
Sales	$213,732	$285,309
Cost of Sales	71,660	207,206

Gross Profit	142,072	78,103
Operating Expenses:
General and administrative	482,099	714,013
Stock-based compensation	81,000	28,800
Bad debt expense	33,694	13,513
Depreciation and amortization	25,477	34,716

Total operating expenses	622,270	791,042

Operating loss	(480,198)	(712,939)
Interest income	16	12
Interest expense	(11,905)	(28,203)

Loss before income taxes	(492,087)	(741,130)
Income tax provision (Note 7)	—	—

Net (loss)	$(492,087)	$(741,130)

Basic and diluted loss per share	$(0.01)	$(0.02)

Basic and diluted weighted average common shares outstanding	41,813,739	33,434,530

The accompanying notes are an integral part of these financial statements.

IDEAEDGE, INC.

(formerly, VOS INTERNATIONAL, INC.)

Statement of Changes in Shareholders’ Deficit

Years Ended September 30, 2006 and 2005

	Shares	Common Stock Amount	Additional Paid-In Capital	Retained (Deficit)	Total Stockholders’ (Deficit)
Balance at September 30, 2004	32,165,763	$32,166	$4,702,758	$(4,861,582)	$(126,658)
August 2005, stock issued in recapitalization with 1st Net (Note 1)	6,395,357	6,395	(65,759)		(59,364)

	38,561,120	38,561	4,636,999	(4,861,582)	(186,022)
September 2005, stock issued in exchange for cash	2,039,994	2,040	201,960		204,000
September 2005, stick issued in exchange for consulting services	180,000	180	28,620		28,800
September 2005, stock issued in settlement of convertible notes	214,500	215	64,135		64,350
Net loss, year ended September 30, 2005	—	—	—	(741,130)	(741,130)

Balance at September 20, 2005	40,995,614	40,995	4,931,714	(5,602,712)	(630,003)
November 2005, stock issued in exchange for services (Note 9)	225,000	225	44,775		45,000
February 2006, stock issued in exchange for debt (Note 9)	23,750	24	3,539		3,563
March 2006, stock issued for cash (Note 9)	316,666	317	47,183		47,500
March 2006, stock issued in exchange for services (Note 9)	400,000	400	35,600		36,000
May 2006, stock issued in exchange for cash (Note 9)	40,000	40	5,960		6,000
May 2006, stock issued in exchange for debt (Note 9)	23,750	24	7,101		7,125
August 2006, stock issued in exchange for debt (Note 9)	23,750	24	7,101		7,125
Net loss, year ended September 30, 2006	—	—	—	(492,087)	(492,087)

Balance at September 30, 2006	42,048,530	$42,049	$5,082,973	$(6,094,799)	$(969,777)

IDEAEDGE, INC.

(formerly, VOS INTERNATIONAL, INC. )

Statements of Cash Flows

Years Ended September 30, 2006 and 2005

	2006	2005
Cash flows from operating activities:
Net loss	$(492,087)	$(741,130)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	25,477	34,719
Stock based compensation	81,000	28,800
Changes in operating assets and liabilities:
Accounts receivable	34,107	351,178
Accounts payable and accruals	215,861	125,548
Inventory	26,766	91,410
Prepaid expenses	5,389	8,456

Net cash provided by (used in) operating activities	(103,487)	(101,022)

Cash flows from investing activities:
Purchases of property and equipment	(4,948)	(2,965)

Net cash used in investing activities	(4,948)	(2,965)

Cash flows from financings activities:
Proceeds from sale of common stock	53,500	204,000
Proceeds from (payment of) stockholder loans	—	(52,138)
Payment on obligations under capital lease	(2,686)	—

Net cash provided by financing activities	50,814	151,862

Net change in cash	(57,621)	47,875
Cash, beginning of period	58,892	11,107

Cash, end of period	$1,361	$58,982

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$11,905	$1,503

Income taxes	$—	$—

Non-cash investing and financing transactions:
Common stock issued in exchange for debt extinguishment (Note 10)	$98,813	$64,350

Liabilities assumed through merger	$—	$59,364

The accompanying notes are an integral part of these financial statements.

IDEAEDGE, INC.

(formerly, VOS INTERNATIONAL, INC. )

NOTES TO FINANCIAL STATEMENTS

September 30, 2006

NOTE 1 – THE COMPANY AND BASIS OF PRESENTATION

VOS International, Inc is a technology company involved in the design, development, manufacturing, and marketing of consumer electronic products, platforms and services designed to give people voice command over their living environments. VOS is an acronym for Voice Operated Switching.

The Company’s executive offices are currently located at 13000 Danielson Street, Suite J, Poway, CA 92064. The telephone number is (858) 679-8027. The Company’s website is at www.vossystems.com The Company was originally incorporated in the State of Colorado on May 14, 1990 as Snow Eagle Investments, Inc. The Company was inactive from 1990 until 1997. On April 2, 1997, the company acquired the assets of 1st Net Technologies, LLC, a California limited liability company. On April 22, 1997 the Company amended and restated its Articles of Incorporation to change its name to 1st Net Technologies, Inc. and began operations in California in the Internet commerce and services business.

In 1998, a 15c-211 application was filed with the National Association of Securities Dealers for quotation of the Company’s common stock on the Over-the Counter Bulletin Board. The NASD approved our application on November 12, 1998.

In August 2001, the board of directors decided to suspend California operations and, subsequently, moved the Company’s headquarters to Colorado, the original state of incorporation. With the closing of California operations, no business operations were maintained, other than to manage the remaining assets and liabilities. From August 2001 to August 2004, the Company was a company in search of a reorganization candidate.

On August 30, 2004, the Company entered into an Agreement and Plan of Reorganization with VOS Systems, Inc. Under the terms of the Agreement, the VOS Systems, Inc., Shareholders would exchange each share of VOS Systems, Inc., common stock for three years of 1st Net Technologies, Inc.’s common stock. Following the acquisition, the former shareholders of VOS Systems, Inc., held approximately 83 percent of the Company’s outstanding common stock, resulting in a change of control. In addition, VOS Systems, Inc., became a wholly-owned subsidiary of 1st Net Technologies, Inc. However, for accounting purposes, the acquisition has been treated as a recapitalization of VOS Systems, Inc., with 1st Net Technologies, Inc. the legal surviving entity. Since 1st Net Technologies, Inc. had minimal assets and no operations, the recapitalization has been accounted for as the sale of 6,398,357 shares of VOS Systems, Inc., common stock for the net liabilities of 1st Net Technologies, Inc. Therefore, the historical financial information prior to the date of the recapitalization is the financial information of VOS Systems, Inc.

VOS Systems commenced doing business on November 1, 1995. On March 6, 1996, VOS Systems filed with the California Secretary of State Limited Liability Company Articles of Organization. In November 1999, VOS Systems, LLC merged into VOS Systems Inc., a California C-Corporation. VOS is an acronym for Voice Operated Switching. Since its inception, VOS Systems, Inc. has been a technology company involved in the design, development, manufacturing, and marketing of consumer electronic products, platforms and services designed to give people voice command over their living environments.

On August 30, 2005, our shareholders voted in approval of the following proposals: (1) Amending our Bylaws and Articles of Incorporation to increase the number of board positions to five; (2) electing five directors; (3) reorganizing the company with VOS Systems, Inc.; (4) amending the Articles of Incorporation to change the name of the company; (5) amending our Articles of Incorporation to increase our authorized capital stock to 90,000,000 shares; (6) issuing the required shares to complete the share exchange pursuant to the reorganizing with VOS Systems, Inc; (7) distributing corporate assets to James H. Watson, Jr., our former President and Chairman; and (8) changing our fiscal year to end on September 30.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. During the year ended September 30, 2006, the Company has sustained its operations primarily through equity and debt financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its working capital requirements, and the success of its future operations. Management’s current plans are: (1) to further commercialize its own products; (2) to market new products, including product from other manufacturers; and (3) to continue to operate and improve 3-commerce sites to sell its products. TO successfully execute its current plans, the Company will need to improve its working capital position. The Company plans to overcome the circumstances that impact out ability to remain a going concern through a combination of achieving profitability, raising additional debt and equity financing. There can be no assurance, however, that we will be able to adequate to meet our capital requirements. Any additional equity or debt financings could result in substantial dilution to our stockholders. If adequate funds are not available, we will be required to delay, reduce or eliminate some or all of our planned activities. Our inability to fund our capital requirements would have a material adverse effect on the Company. Management believes that the actions presently being taken to revise the Company’s operating and financial requirements may provide the opportunity for the Company to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The Company’s policy is to use the accrual method of accounting to prepare and present financial statements, which conform to generally accepted accounting principles (“GAAP”). The Company has elected a September 30, year-end.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Estimates and Adjustments

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In accordance with FASB 16 all adjustments are normal and recurring. See note 2i regarding the Companies revenue recognition policy.

Intangible Assets

Intangible assets consist principally of patents and are carried at cost less accumulated amortization. Costs are amortized on a straight-line basis over a period of 15 years.

Impairment and Disposal of Long-Lived Assets

The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standard’s No. 144, “Accounting for the Impairment of Disposal of Long-Lived Asset’s.” Statement No. 144 requires impairment looses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the asset’s carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value, less costs to sell. During the year ended September 30, 2006, the Company completed a balance sheet review to identify assets whose carrying amounts are not recoverable. As a result of this review, the Company did not record any asset impairment charges.

Inventory

Inventory is stated at the lower of cost (first-in, first-out) or market. Inventory costs include any material, labor and manufacturing overhead incurred by the Company in the production of inventory.

Property and Equipment

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation or amortization. Maintenance and repairs, as well as renewals for minor amounts are charge to expenses. Renewals and betterments of substantial amount are capitalized, and any replaced or disposed units are written off.

Revenue Recognition and Deferred Revenue

Revenue includes the following: The retail and wholesale if the Company’s voice activated products. The Company recognizes revenue when a sale is completed.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences’ by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recent accounting standards

On July 13, 2006 the FASB posted to its website the Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (FIN 48). FIN 48, creates a single model to address uncertainty in income tax positions. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition and, clearly scopes income taxes out of FASB Statement No. 5, Accounting for Contingencies. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes, (FAS 109). This includes tax positions considered to be “routine” as well as those with a high degree of uncertainty. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption to have a material impact on the Company’s financial statements.

In May 2005, the FASB issued SFAS No.154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements (SFAS 154). SFAS 154 provides guidance on the accounting for and the reporting of accounting changes, including changes in principle, accounting estimates and the reporting entity, as well as, correction of errors in previously issued financial statements. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 is not expected to have a material impact on the Company’s results of operations or financial position.

In December 2004, the FASB issued a revision to SFAS No. 123, “Share-Based Payment.” This Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. It establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement No. 123 as originally issued and EITF Issue No. 96-18. This Statement is effective for public entities that file as small business issuers as of the beginning of the first fiscal period that begins after December 15, 2005.

NOTE 3. PROPERTY & EQUIPMENT

Property is stated at cost. Additions, renovations, and improvements are capitalized. Maintenance and repairs, which do not extend asset lives, are expensed as incurred. Depreciation is provided on an accelerated basis over the estimated useful lives ranging and 5-7 years on furniture and equipment.

September 30, 2006
Office furniture & equipment	$79,234
Equipment	103,140
Computer equipment	57,852

$240,226
Less Accumulated Depreciation	(201,454)

Net Property and Equipment	$38,772

The Company’s intangible assets consist principally of patents and are carried at cost of $124,255 less accumulated amortization of $49,897. Costs are amortized on a straight-line basis over a period of 15 years.

NOTE 4. INVENTORY

The Company’s inventory at September 30, 2006 of $91,408 consists of finished goods, primarily the Intelavoice Dimmer.

NOTE 5. PRODUCT WARRANTIES

The Company generally offers a 12 month warranty for its products. The Company’s warranty policy provides for replacement of the defective product. Specific accruals are recorded for known product warranty issues. Product warranty expenses were not material during the years ended September 30, 2006 and 2005.

NOTE 6. RELATED PARTY TRANSACTION

From inception through 2004, funds were advanced from a major stockholder to finance the cost of operations. Effective October 29, 1999, a note was generated for the amount of $725,000 plus interest at 7.75%, to be paid in monthly installments over a period of ten years. As of September 30, 2006 the balance due on this note is $675,955. Due to the Company’s financial limitations the stockholder agreed to not accrue interest on the outstanding note effective October 1, 2001.

In January 2006, the Company entered into a consulting agreement with a private company in which one officer and major shareholder is an owner of the private company and another officer and major shareholder holds the position of Secretary of the private company. The agreement provides that the Company will receive 10% of the profits of the private company on a quarterly basis over five years. The Company is carrying a trade receivable of $30,704 from the private company for expenses incurred related to the consulting agreement. However, all receivables have been written off as of September 30, 2006.

Additional related party indebtedness includes:
Unsecured promissory note that accrues interest at 10% per annum, to a company owned by an officer	$40,013
Unsecured promissory note that accrues interest at 10% per annum, to a former director	50,000

$90,013

NOTE 7. INCOME TAX

Income taxes arc provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes.” A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. At September 30, 2006 the Company has significant operating and capital losses carryforward. The tax benefits resulting for the purposes have been estimated as follows:

September 30, 2006
Beg. Retained Earnings (Deficit)	$(5,602,712)
Net Income (Loss) for Year ended 9/30/06	(492,087)

Ending Retained Earnings (Deficit)	$(6,094,799)
Gross income tax benefit	$1,785,776
Valuation allowance	(1,785,776)

Net income tax benefit	—

The net operating loss expires twenty years from the date the loss was incurred. The retained earning balance includes accumulated comprehensive income (loss). In accordance with SFAS 109 paragraph 18 the Company has reduced its deferred tax benefit asset by a valuation allowance due to negative evidence that has caused the Company to feel it is more likely than not that some portion or the entire deferred tax asset will not be realized. No portion of the valuation allowance will be allocated to reduce goodwill or other non-current intangible asset of an acquired entity. There are no temporary differences or carryforward tax effects that would significantly affect the Company’s deferred tax asset. Utilization of the net operating losses and credit carryforwards may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization. None of the valuation allowance recognized was allocated to reduce goodwill or other non-current intangible assets of an acquired entity or directly to contributed capital.

NOTE 8. STOCKHOLDERS’ DEFICIT

The stockholders’ deficit section of the Company contains the following classes of capital stock as of June 30, 2006: Preferred stock, nonvoting, $1.00 par value; 1,000,000 shares authorized: -0- shares issued and outstanding. Common stock, $0.001 par value; 90,000,000 shares authorized: 42,048,530 shares issued and outstanding.

NOTE 9. STOCK TRANSACTIONS

Transactions, other than employees’ stock issuances, are in accordance with paragraph 7 of SFAS 123R. Thus issuances are accounted for based on the fair value of the consideration received when that value is more reliably measurable than the fair value of the equity instruments issued. Transactions with employees’ stock issuance are in accordance with paragraphs 9-63 of SFAS 123R. These issuances shall be accounted for based on the fair value of the equity instruments issued. During the year ended September 30, 2006 the Company issued 356,666 shares of its common stock for net proceeds of $53,500.

During the year ended September 30, 2006 the Company issued 625,000 shares of its common stock for services valued at $81,000.

During the year ended September 30, 2006 the Company issued 71,250 shares of its common stock to extinguish debt in the amount of $17,813.

NOTE 10. LOANS PAYABLE

The Company is indebted to several individuals for loans totaling $78,500. A loan payable to an individual with interest payable at 5% in the amount of $25,000 was due on March 2, 2006 and is currently in default. The remaining loans bear no interest with $28,500 due in February 2007 and $25,000 due December 2007.

NOTE 11. COMMITMENTS AND CONTINGENCIES

On May 1, 2005, the Company renewed its facility lease for real property in Poway, California. The operating lease is for a period of three years commencing August 31, 2005. At September 30, 2006, minimum annual rental commitments under this non-cancelable lease were as follows:

Year Ending	Amount
2007	$61,968
2008	$59,070

NOTE 12. ISSUANCE OF SHARES FOR SERVICES – STOCK OPTIONS

The company has a nonqualified stock option plan, which provides for the granting of options to key employees, consultants, and nonemployee directors of the Company. These issuances shall be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, or whichever is more readily determinable. The Company has elected to account for the stock option plan in accordance with paragraph 30 of SFAS 123 where the compensation to employees should be recognized over the period(s) in which the related employee services are rendered. In accordance with paragraph 19 of SFAS 123 the fair value of a stock option granted is estimated using an option-pricing model. As of September 30, 2006 no stock options were outstanding.

NOTE 13. CAPITAL LEASE OBLIGATION

The Company has an obligation under a capital lease in the amount of $12,688. The company plans to extinguish this obligation within the next 12 months.

IdeaEdge, Inc.

(a Development Stage Company)

Balance Sheet

June 30, 2007

Assets
Current assets:
Cash	$429,451
Prepaid licensing agreement, current portion	254,280

Total current assets	683,731

Prepaid licensing agreement	2,027,763
Deposits	5,052

2,032,815

$2,716,546

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,393
Accrued interest	487
Licensing agreement payable, current portion	1,300,000
Note payable, current portion	748,000

Total current liabilities	2,063,880

Licensing agreement payable	787,257

Stockholders’ deficit
Preferred stock, $0.001 par value, 20,000,000 shares authorized, no shares issued and outstanding as of June 30, 2007	—
Common stock, $0.001 par value, 30,000,000 shares authorized, 6,066,667 shares owed but not issued and outstanding as of June 30, 2007	6,067
(Deficit) accumulated during development stage	(140,658)

(134,591)

$2,716,546

The accompanying notes are an integral part of these financial statements

IdeaEdge, Inc.

(a Development Stage Company)

Statement of Operations

For the period from April 3, 2007 (inception) to June 30, 2007

Revenue	$—

Expenses:
Salaries and wages	63,567
Other general and administrative expenses	71,390

Total expenses	134,957

Other expenses:
Interest expense	(5,701)

Total other expenses	(5,701)

(Loss) before provision for taxes	(140,658)
Provision for income taxes	—

Net (loss)	$(140,658)

Net (loss) per share	$(0.02)

Weighted average number of common shares outstanding	6,066,667

The accompanying notes are an integral part of these financial statements

IdeaEdge, Inc.

(a Development Stage Company)

Statement of Stockholder’s Deficit

For the period from April 3, 2007 (inception) to June 30, 2007

	Common Stock		(Deficit) Accumulated During Development	Total Stockholder’s
	Shares	Amount	Stage	Deficit
Beginning Balances, April 3, 2007	—	$—	$—	$—
Founders shares issued	6,066,667	6,067	—	—
Net loss for the period from April 3, 2007 (inception) to June 30, 2007	—	—	(140,658)	(140,658)

Balance, June 30, 2007	6,066,667	$6,067	$(140,658)	$(140,658)

The accompanying notes are an integral part of these financial statements

IdeaEdge, Inc.

(a Development Stage Company)

Statement of Cash Flows

For the period from April 3, 2007 (inception) to June 30, 2007

Cash flows from operating activities
Net (loss)	$(140,658)
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of interest on licensing agreement payable	5,214
Stock issued for services	6,067
Changes in operating assets and liabilities:
Increase in prepaid licensing agreement	(200,000)
Increase in deposits	(5,052)
Increase in accounts payable	15,393
Increase in accrued interest	487

Net cash used by operating activities	(318,549)

Cash flows from financing activities
Proceeds from notes payable borrowings	748,000

Net cash provided by financing activities	748,000

Net increase in cash	429,451
Cash - April 3, 2007 ( Inception)	—

Cash - June 30, 2007	$429,451

Supplemental disclosures:
Interest paid	$—

Income taxes paid	$—

Stock issued for services	$6,067

The accompanying notes are an integral part of these financial statements

IdeaEdge, Inc.

(A Development Stage Company)

Notes to the Financial Statements

Note 1 – History of the Company and Significant Accounting Policies

History of the Company

The Company was organized April 3, 2007 (Inception) under the laws of the State of California. The Company is authorized to issue 30,000,000 shares of its $.001 par value common stock and 20,000,000 shares of its $.001 par value preferred stock.

The Company has no revenues as of June 30, 2007 and in accordance with SFAS #7, the Company is considered a development stage company.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of June 30, 2007.

Revenue recognition

The Company recognizes revenue and gains when earned and related costs of sales and expenses when incurred. As of June 30, 2007, the Company has no revenues.

Loss per share

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) “Earnings Per Share”. Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. The Company had no dilutive common stock equivalents, such as stock options or warrants as of June 30, 2007.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2007. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Income Taxes

The Company follows Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not

IdeaEdge, Inc.

(A Development Stage Company)

Notes to the Financial Statements

be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

Year-end

The Company fiscal year-end ends on March 31.

Note 2 – Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has incurred a net loss of $140,658 for the period from April 3, 2007 (inception) to June 30, 2007, and had no revenues. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities. Subsequent to June 30, 2007, the Company raised $2,027,750 through issuances of stock but there are no assurances that the Company will be successful and without sufficient additional financing or revenues it would be unlikely for the Company to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Note 3 – Income taxes

For the period from April 3, 2007 (inception) to June 30, 2007, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At June 30, 2007, the Company had approximately $140,658 of federal and state net operating losses. The net operating loss carryforwards, if not utilized, will begin to expire in 2022.

IdeaEdge, Inc.

(A Development Stage Company)

Notes to the Financial Statements

The components of the Company’s deferred tax asset are as follows:

Deferred tax assets:
Net operating loss carryforwards	$50,000

Total deferred tax assets	50,000

Net deferred tax assets before valuation allowance	50,000
Less: Valuation allowance	50,000

Net deferred tax assets	$-0-

For financial reporting purposes, the Company has incurred a loss since its inception. Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at June 30, 2007.

Note 4 – Prepaid Licensing Agreement and Licensing Agreement Payable

On May 16, 2007 the Company entered into a Binding Merchandise Deal with FreemantleMedia for an exclusive license right to American Idol branded prepaid gift cards for redemption of American Idol merchandise through a Licensor approved website. The term of this agreement commenced on June 1, 2007 and will end on December 31, 2010. A total advance of $2,500,000 which is non refundable and non returnable but recoupable against Royalties is payable as follows:

Advance 1: $200,000 payable upon signature of the Deal Memo; and

Advance 2: $1,300,000 payable on or before August 15, 2007

Advance 3: $500,000 payable on or before March 10, 2010

Advance 4: $500,000 payable on or before December 31, 2010

The prepaid licensing agreement and resulting licensing agreement payable has been recorded at the present value of these payments, discounted at an 8% rate. The initial asset was recorded at a value of $2,282,043 and will be amortized over a unit of sales method. This method will expense the asset as the units are sold based on the total anticipated unit sales over the life of the agreement. As of June 30, 2007, there were no sales and therefore no related expense. As of June 30, 2007, prepaid licensing agreement was $2,282,043. Of this amount $254,280 is shown as the current portion of the agreement asset and $2,027,763 is shown as the long-term portion based on the anticipated sales as estimated by management.

A licensing agreement payable has been recorded at the present value of the total advance payments. The payable is $2,087,257 as of June 30, 2007, of which $1,300,000 is shown as a current liability and $787,257 is shown as a long term liability. The Company paid $1,300,000 on August 15, 2007 to satisfy the current portion. Interest expense related to this payable was $5,214 during the period from April 3, 2007 (Inception) to June 30, 2007.

IdeaEdge, Inc.

(A Development Stage Company)

Notes to the Financial Statements

Note 5 – Notes Payable and Accrued Interest

On May 15, 2007, the Company borrowed $8,000 from the CEO of the Company. The note is due on demand and paid interest of 5%. The note was paid back in July of 2007 with interest of $187.

On June 29, 2007, the Company borrowed $740,000 in the form of convertible notes. The notes are due and payable upon the earlier of (i) at any time after the first anniversary of the Issue Date of this Note at the written request of the Holder to the Company, or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms hereof. The notes bear interest of 12%. In the event of the closing of a Corporate Transaction, effective upon such closing, the entire remaining principal amount of the Notes, and any accrued but unpaid interest and any other amounts payable under the Notes, shall be converted automatically into shares of Common Stock of the Public Company at the Note Conversion Price of $1.00 per share. As of June 30, 2007, accrued interest associated with the notes payable is $487. The notes payable are all current as of June 30, 2007.

Interest expense totaled $5,701 for the period of April 3, 2007 (inception) to June 30, 2007.

Note 6 – Stockholders’ equity

The Company is authorized to issue a total of 50,000,000 shares of stock. The Corporation is authorized to issue two classes of stock designated “Preferred Stock” and “Common Stock”, respectively. The number of shares of Preferred Stock, par value $.001, authorized to be issued is 20,000,000 and the number of shares of Common Stock, par value $.001, authorized to be issued is 30,000,000.

On April 12, 2007, The Company agreed to issue 6,066,667 shares of its common stock as founder shares. The shares have not been issued as of June 30, 2007 and have therefore been shown in these financial statements as shares owed but not issued and outstanding.

There were no other common stock issuances during the period from April 3, 2007 (inception) to June 30, 2007.

There were no preferred stock issuances during the period from April 3, 2007 (inception) to June 30, 2007.

There are no outstanding options or warrants as of June 30, 2007.

Note 7 – Related party transactions

The Company paid $6,000 to the owners of the Company for consulting services during the period from April 3, 2007 (inception) to June 30, 2007. These consulting services have been shown in general and administrative expense.

Note 8 – Future Minimum Lease Payments

The Company has a signed lease agreement for office space. The term of the lease runs from July 1, 2007 to June 30, 2009. There was no rent expense for the period from April 3, 2007 (inception) to June 30, 2007. The obligation for future minimum lease payments under this lease is for monthly rent of $1,835 from July 1, 2007 to June 30, 2008 and $1,927 from July 1, 2008 to June 30, 2009.

IdeaEdge, Inc.

(A Development Stage Company)

Notes to the Financial Statements

Note 9 – Subsequent events

In August and September 2007, the Company raised $2,027,750 through a Private Placement Memorandum. The Company offered up to 1,850,000 shares at $1.50 per share. This offering was made available only to accredited investors meeting certain suitability requirements.

To the Board of Directors and Stockholders

IdeaEdge, Inc.

San Diego, California

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of IdeaEdge, Inc. as of June 30, 2007 and the related statements of operations, stockholders’ equity, and cash flows for the period from April 3, 2007 (inception) to June 30, 2007. IdeaEdge, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit of the financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IdeaEdge, Inc. as of June 30, 2007, and the results of its operations and cash flows for the period from April 3, 2007 (inception) to June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and is dependent upon future revenues, the continued sale of its securities, or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weaver & Martin, LLC
Weaver & Martin, LLC
Kansas City, Missouri
October 15, 2007

IDEAEDGE, INC. (FORMERLY VOS INTERNATIONAL) UNAUDITED

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS FOR THE NINE MONTHS ENDED JUNE 30, 2007

The following unaudited pro forma condensed consolidated financial statements and related notes are presented to show the pro forma effects of the acquisition of IdeaEdge, Inc., a California Corporation, (“IdeaEdge”) during the third quarter of 2007 (“IdeaEdge transaction”).

The pro forma condensed consolidated statements of operations are presented to show income from continuing operations as if the IdeaEdge transaction occurred as of the beginning of each period presented. The pro forma condensed balance sheet is based on the assumption that the IdeaEdge transaction occurred effective June 30, 2007.

Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed consolidated financial statements. The pro forma data are not necessarily indicative of the financial results that would have been attained had the IdeaEdge transaction occurred on the dates referenced above and should not be viewed as indicative of operations in future periods. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with notes thereto, the Company’s Annual Report on Form 10KSB for the year ended September 30, 2006 and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007.

IDEAEDGE, INC. (FORMERLY VOS INTERNATIONAL)

Unaudited Pro Forma Condensed Consolidated Balance Sheets

	Historical June 30, 2007		Pro Forma Adjustments	Pro Forma Consolidated
	VOS	IdeaEdge
ASSETS
CURRENT ASSETS
Cash & equivalents	$2,039	$429,451	$—	$431,490
Receivables	1,895	—	—	1,895
Prepaid license fees	—	254,280	—	254,280
Inventories	36,820	—	—	36,820

TOTAL CURRENT ASSETS	40,754	683,731	—	724,485
EQUIPMENT, NET	$31,164	$—	$—	$31,164
OTHER ASSETS
Deposits	$4,921	$5,052	$—	$9,973
Prepaid license fees	—	2,027,763	—	2,027,763
Patents, net	68,145	—	—	68,145

TOTAL ASSETS	$144,984	$2,716,546	$—	$2,861,530

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$171,551	$1,315,880	$—	$1,487,431
Loans payable	64,250	748,000	—	812,250
Capital lease obligations	12,688	—	—	12,688
Related party loans	145,913	—	—	145,913
Accrued liabilities	161,863	—	—	161,863

TOTAL CURRENT LIABILITIES	556,265	2,063,880	—	2,620,145
LONG-TERM DEBT	675,955	787,257	—	1,463,212
SHAREHOLDERS’ DEFICIT
Common Stock	42,364	6,067	(36,833)	11,598
Paid in Capital	5,157,104	—	(5,157,104)	—
Retained Deficit	(6,286,704)	(140,658)	5,193,937	(1,233,425)

	(1,087,236)	(134,591)	—	(1,221,827)

TOTAL LIABILITIES AND DEFICIT	$144,984	$2,716,546	$—	$2,861,530

IDEAEDGE, INC. (FORMERLY VOS INTERNATIONAL)

Unaudited Pro Forma Condensed Consolidated Statement of Operations

VOS International, Inc for the nine months ended June 30, 2007

IdeaEdge, Inc, from inception (April 3, 2007) through June 30, 2007

	VOS	IdeaEdge	Pro Forma Adjustments	Pro Forma
REVENUE	$39,872	$—	$—	$39,872
COST OF REVENUE	13,517	—	—	13,517
GROSS PROFIT	26,355	—	—	26,355

OPERATING EXPENSES
General and Administrative	$133,097	$134,957	$—	$268,054
Depreciation and Amortization	15,071	—	—	15,071
Bad Debt Expense	17,524	—	—	17,524

TOTAL OPERATING EXPENSES	165,692	134,957	—	300,649
OPERATING LOSS	(139,337)	(134,957	—	(274,294)

OTHER INCOME (EXPENSE)
Interest Expense	$(52,568)	$(5,701)	$—	$(58,269)
LOSS BEFORE INCOME TAXES	(191,905)	(140,658)	—	(332,563)
INCOME TAXES	—	—	—	—

NET INCOME (LOSS)	$(191,905)	$(140,658)	$—	$(332,563)

Basic and diluted loss per share	$(0.05)	$(0.02)		$(0.07)
Basic and diluted weighted average common shares outstanding	3,588,001	6,066,667		4,597,480

IDEAEDGE, INC. (FORMERLY VOS INTERNATIONAL) AND SUBSIDIARY

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS

Basis of Presentation

The unaudited pro forma condensed consolidated statement of operations for the nine months ended June 30, 2007, and the unaudited pro forma condensed consolidated balance sheet as of June 30, 2007, are based on the unaudited financial statements of VOS and IdeaEdge as of and for the nine months ended June 30, 2007, and the adjustments and assumptions described below.

Pro forma adjustments:

The unaudited pro forma balance sheet reflects the following adjustments associated with the IdeaEdge transaction as of June 30, 2007.

Record the issuance of 8,010,000 shares of common stocks of VOS for the 100% equity interest of IdeaEdge and assumed liabilities from the IdeaEdge transaction. Upon the issuance of 8,010,000 shares of common stock of VOS for the IdeaEdge transaction, the weighted average number of common shares outstanding for the nine month ended June 30, 2007, for the purpose of the pro forma financial statements is 4,597,480 shares. The weighted average shares for June 30, 2007 was adjusted to reflect a 1 for 25 reverse split.

2,168,461 SHARES

OF

COMMON STOCK

IdeaEdge, Inc.

6440 Lusk Blvd., Suite 200

San Diego California 92121

(858) 677-0080

PROSPECTUS

November     , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Pursuant to our Amended and Restated Articles of Incorporation, our Board of Directors may issue additional shares of common or preferred stock. Any additional issuance of common stock or the issuance of preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors was to determine that a takeover proposal was not in our best interest, shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover.

The Colorado Corporations and Associations Act (“Colorado Corporate Law”), with certain exceptions, permits a Colorado corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed, to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Our Amended and Restated Articles of Incorporation provide that we shall indemnify our directors and executive officers to the fullest extent now or hereafter permitted by Colorado Corporate Law. The indemnification provided by Colorado Corporate Law and our Amended and Restated Certificate of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

We may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 25.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$225
Accounting fees and expenses	5,000
Legal fees and expenses	15,000
Printing and related expenses	3,000

TOTAL	$23,225

Item 26.	Recent Sales of Unregistered Securities.

At the closing of the acquisition of IdeaEdge-CA, the Company agreed to acquire all of the shares of the outstanding capital stock and $740,000 in promissory notes of IdeaEdge-CA, in exchange for the Company’s issuance to the IdeaEdge-CA shareholders and note holders of 8,010,000 shares of the Company’s common stock. The Company also issued 10,000 options to purchase the Company’s Common Stock to holders of IdeaEdge-CA options.

In connection with the closing of the sale of VOS Systems to Mr. Ligi, the Company issued 1,893,461 shares of the Company’s common stock to Mr. Ligi in exchange for Mr. Ligi’s assumption of certain debts and obligations of the Company.

Effective November 14, 2007, the Company agreed to issue 275,000 shares of Company common stock to SPN Investments, Inc. pursuant to the terms of the investor relations and management consulting agreement with the Company.

Each of the transactions described above was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act. None of the transactions were conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investors in connection with this offering.

Item 27.	Exhibits.

The following exhibits are included as part of this Form SB-2.

Exhibit No.	Description

2.1	Share Exchange Agreement with IdeaEdge, Inc., a California corporation (1)

2.2	Purchase Agreement for VOS Systems, Inc. by Allan Ligi (1)

3.1	Amended and Restated Articles of Incorporation (2)

3.2	Bylaws (3)

5.1*	Opinion of Steven James Davis, A Professional Corporation

10.2	2007 Equity Incentive Plan (1)

10.3	Consulting Agreement with SPN Investments, Inc. dated November 14, 2007(4)

11.1	Statement re Computation of Per Share Earnings (5)

21.1*	Listing of Subsidiaries

23.1*	Consent of Cordovano and Honeck LLP

23.2*	Consent of Weaver & Martin, LLC

23.3	Consent of Steven James Davis, A Professional Corporation (contained in exhibit 5.1)

24.1	Power of Attorney (contained in the signature page to this registration statement)

*	Filed as an exhibit to this report

(1)	Incorporated by reference from the registrant’s Definitive Proxy Statement filed on September 21, 2007.

(2)	Incorporated herein by reference to the registrant’s Form 8-K filed on October 22, 2007

(3)	Incorporated herein by reference to the registrant’s Form 8-K filed on September 22, 2005

(4)	Incorporated herein by reference to the registrant’s Form 8-K filed on November 19, 2007

(5)	Included within the financial statements filed in this prospectus

Item 28.	Undertakings.

(a) The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California on November 20, 2007.

IdeaEdge, Inc., a Colorado corporation

By:	/s/ JAMES COLLAS
James Collas, Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of IdeaEdge, Inc. hereby severally constitute and appoint James Collas, acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the followings persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ JAMES COLLAS James Collas	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer)	November 20, 2007

/s/ CHRIS NICOLAIDIS Chris Nicolaidis	Vice President of Business Development, Corporate Secretary and Director	November 20, 2007

/s/ JONATHAN SHULTZ Jonathan Shultz	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 20, 2007